Exhibit 2.1
SHARE PURCHASE AGREEMENT
by and among
QUANTA SERVICES EC CANADA LTD.
QUANTA SERVICES CC CANADA LTD.
QUANTA SERVICES, INC.
and
VALARD HOLDINGS LTD., VICTOR BUDZINSKI, ADAM BUDZINSKI,
PAUL MCGINNIS and PHILIP SEELEY
and
BUDZINSKI FAMILY TRUST AND 1428802 ALBERTA LTD
As of October 22, 2010

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TABLE OF CONTENTS
(continued)

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TABLE OF CONTENTS
(continued)

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LIST OF EXHIBITS

Exhibit 1.3(a)(i)	Form of Escrow Agreement
Exhibit 5.2(e)	Form of Shareholder Release
Exhibit 5.2(g)	Form of Shareholders’ Counsel Opinion
Exhibit 5.2(j)	Form of Lease Agreements
Exhibit 5.2(k)	Form of Employment Agreement
Exhibit 5.2(l)	Form of Support Agreement
Exhibit 5.2(m)	Form of Voting and Exchange Rights Agreement
Exhibit 5.3(i)	Form of Purchaser’s Counsel Opinion
LIST OF SCHEDULES

Schedule 1.2	Purchase Price; Closing Date Debt
Schedule 1.3	Allocation of Cash Consideration; Wire Instructions
Schedule 1.4	Allocation of Share Consideration
Schedule 2.1	Qualifications to Do Business
Schedule 2.3	Investments, Subsidiaries and Joint Ventures
Schedule 2.4	Capitalization
Schedule 2.5	Absence of Restrictions and Conflicts
Schedule 2.6	Real Property
Schedule 2.7	Company Assets; Title Exceptions
Schedule 2.8	Financial Statements
Schedule 2.9	No Undisclosed Liabilities
Schedule 2.10	Absence of Certain Changes and Events
Schedule 2.11	Legal Proceedings
Schedule 2.12	Compliance with Law
Schedule 2.13	Company Contracts
Schedule 2.14	Tax Exceptions; Tax Returns Due
Schedule 2.15	Directors, Officers and Employees; Employment Agreements
Schedule 2.16	Company Benefit Plans
Schedule 2.17	Labour Relations
Schedule 2.18	Insurance Policies
Schedule 2.19	Environmental, Health and Safety Matters
Schedule 2.20	Intellectual Property; Software
Schedule 2.21	Transactions with Affiliates
Schedule 2.22	Customers and Suppliers; Bids; Jobs
Schedule 2.23	Service Warranties
Schedule 2.24	Accounts Receivable
Schedule 2.25	Licenses and Permits
Schedule 2.26	Ethical Practices
Schedule 2.27	Bank Accounts
Schedule 2.28	Powers of Attorney
Schedule 2.29	Brokers, Finders and Investment Bankers
Schedule 3.4	Brokers, Finders and Investment Bankers
Schedule 5.2(o)(vi)	Reorganization Plan

DEFINED TERMS
The following is a list of the defined terms used in this Agreement and each of such terms shall have the meanings given thereto wherever they are used:

Terms	Section
1428802	Preamble
618232	2.7(c)
Action/Actions	2.11
Acquisition	Recitals
Adam	Preamble
Advance Ruling Certificate	5.1(c)
Affiliate	2.21(b)
Agreement	Preamble
Aircraft Documents	2.7(e)
Applicable Laws	2.12
Average Closing Price	1.2
Budzinski Trust	Preamble
Business Day	10.18
Callco	Preamble
Cash Consideration	1.2
Certificate of Airworthiness	2.7(b)
Claims Period	8.4
Closing	Article 6
Closing Date	Article 6
Closing Date Debt	1.2
Commissioner	5.1(c)
Companies/Company	Recitals
Company Activities	4.8(a)(i)
Company Benefit Plan	2.16(a)
Company Contracts	2.13
Company Licensed Software	2.20(b)
Company Proprietary Software	2.20(b)
Company Software	2.20(b)
Competing Business	4.8(a)
Competition Act	5.1(c)
Competition Act Compliance	5.1(c)
Competition Tribunal	5.1(c)
Confidential Information	4.8(a)(iii)
Consideration	1.2
Contaminants	2.19(i)(i)
Control/Controlled/Controlling	2.21(b)
Covenanting Shareholders	4.8(d)
Covenantors	Preamble
Customer Contracts	2.13(o)
Customers	2.22(a)

Terms	Section
Dispute Notice	4.9(a)
Effective Date	Preamble
Employee Benefit Plan	2.16(b)
Employment Agreement	5.2(k)
Environment	2.19(i)(ii)
Environmental Laws	2.19(i)(iii)
Escrow Agent	1.3(a)(i)
Escrow Agreement	1.3(a)(i)
Exchange Rate	1.2
Exchangeable Shares	1.2
Excluded Subs	Recitals
Existing Employment Agreements	2.15
Financial Statements	2.8
GAAP	1.2
Governmental Entity/Entities	2.5
Hydro Power Activity	4.14
Indemnified Party	8.3(a)
Indemnifying Party	8.3(a)
Intellectual Property	2.20(a)
Knowledge	10.17
Labour Laws	2.17(k)
Lease Agreements	5.2(i)
Leased Real Property	2.6(b)
Legal Dispute	10.7
Licenses	2.25
Liens	1.1
Lockup Period	9.3
Losses	8.1
Maintenance Program	2.7(c)
Manufacturers	2.7(c)
Noncompete Period	4.8(a)(v)
NYSE	3.3(b)
PCB’s	2.19(i)(i)
Party/Parties	Preamble
Paul	Preamble
Person	2.21
Philip	Preamble
Permitted Liens	2.6
Personal Property	2.7
Primary Properties	5.2(i)
Purchase Price	1.2
Purchaser	Preamble
Purchaser Ancillary Documents	3.2
Purchaser Basket	8.5(a)
Purchaser Indemnified Parties	8.1
Purchaser Losses	8.1

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Terms	Section
Quanta	Preamble
Quanta Common Stock	1.2
Quanta Exchange Stock	9.1
Quanta SEC Reports	3.7
Quanta Special Voting Stock	1.2
Real Property Leases	2.6(c)
Receivables	2.24(a)
Related Equipment	2.7(d)
Related Party	2.21(a)
Reorganization Plan	5.2(o)(vi)
Residual Information	4.8(b)
Restricted Shares	9.1
SEC	3.7
Securities Laws	9.1
Shareholder Ancillary Documents	2.2
Shareholder Indemnified Parties	8.2
Shareholder Losses	8.2
Shareholders	Preamble
Shareholders’ Agreement	4.12
Shareholders Loan	Recitals
Sharp’s	Recitals
Share Consideration	1.2
STC’s	2.7(f)
Support Agreement	5.2(l)
Surviving Obligations	8.4(a)
Surviving Representations	8.4(a)
Target Subs	Recitals
Targets	Recitals
Targets Shares	1.1
Tax Authority	2.14(a)
Tax Return	2.14(e)
Taxes	2.14(e)
TC	2.7(b)
Terminable Breach	7.1(b)(iii)
Termination Date	7.1
Territory	4.8(a)(v)
Trade Secrets	4.8(a)(vi)
Valard 2008	Recitals
Valard Construction	Recitals
Valard Holdings	Preamble
Victor	Preamble
Voting and Exchange Rights Agreement	5.2(m)

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SHARE PURCHASE AGREEMENT
     THIS SHARE PURCHASE AGREEMENT (this “Agreement”), dated as of October 22, 2010 (the “Effective Date”), is made and entered into by and among Quanta Services EC Canada Ltd., a British Columbia company (the “Purchaser”), Quanta Services CC Canada Ltd., a British Columbia company (“Callco”), Quanta Services, Inc., a Delaware company and ultimate parent of the Purchaser and Callco (“Quanta”) and Valard Holdings Ltd., an Alberta corporation (“Valard Holdings”), Victor Budzinski (“Victor”), Adam Budzinski (“Adam”), Paul McGinnis (“Paul”) and Philip Seeley (“Philip” and collectively with Valard Holdings, Victor, Adam and Paul, the “Shareholders”), each of whom is an individual resident of the Province of Alberta, Canada, and 1428802 Alberta Ltd, an Alberta corporation (“1428802”) and Budzinski Family Trust, a trust formed under and governed by the laws of Alberta (“Budzinski Trust” and collectively with 1428802, the “Covenantors”). The Purchaser, Callco, Quanta, the Shareholders and the Covenantors are sometimes individually referred to herein as a “Party” and collectively as the “Parties.”
W I T N E S S E T H:
     WHEREAS, the Shareholders currently own all of the issued and outstanding shares in the capital of Valard Construction (2008) Ltd. (“Valard 2008”), Valard Construction Ltd. (“Valard Construction”) and Sharp’s Construction Services 2006 Ltd. (“Sharp’s” and collectively with Valard 2008 and Valard Construction, the “Targets”), and the Targets are, directly or indirectly, the holders of all of the issued and outstanding shares and units of certain subsidiary entities as set forth in Schedule 2.3 (collectively such entities, excluding Valtec Power LLC, Valtec Power Ltd. and Black Creek Hydro, Inc. (the “Excluded Subs”), are referred to herein as the “Target Subs” and, together with the Targets, the “Companies”; the Companies are sometimes individually referred to herein as a “Company”);
     WHEREAS, the Covenantors are indirect shareholders of the Shareholders and will financially benefit from the transactions contemplated hereby and have agreed to become a party to this Agreement for the purpose of covenanting in the manner set forth herein;
     WHEREAS, prior to the execution and delivery of this Agreement, the Shareholders have caused to be undertaken certain transactions as part of a corporate reorganization plan referred to in this Agreement as the “Reorganization Plan”;
     WHEREAS, the Parties desire to enter into this Agreement pursuant to which the Shareholders propose to sell to the Purchaser, and the Purchaser proposes to purchase from the Shareholders, all of the issued and outstanding shares in the capital of each of the Targets (the “Acquisition”);
     WHEREAS, the Purchaser and Callco are wholly-owned subsidiaries of Quanta; and
     WHEREAS, the Parties desire to make certain representations, warranties, covenants and agreements in connection with the Acquisition;

     NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants, agreements and conditions hereinafter set forth, and intending to be legally bound hereby, the Parties agree as follows:
ARTICLE 1
PURCHASE AND SALE
     1.1 Agreement to Purchase and Sell. Subject to the terms and conditions of this Agreement, at the Closing (as hereinafter defined), the Shareholders will sell, transfer and deliver to the Purchaser, and the Purchaser will purchase and acquire from the Shareholders, all of the issued and outstanding shares in the capital of the Targets (the “Targets Shares”), free and clear of all mortgages, liens, pledges, security interests, charges, claims, restrictions and encumbrances of any nature whatsoever (collectively, the “Liens”).
     1.2 Purchase Price. The aggregate amount to be paid for the Targets Shares and the covenants in Section 4.8 hereof (such amount referred to as the “Purchase Price”) shall be $225,000,000 less the aggregate amount of Closing Date Debt (as defined below) as adjusted and set forth in Schedule 1.2. The Purchase Price shall be paid by the Purchaser as follows:
     (a) 57.33% of the Purchase Price will be payable in cash (such aggregate amount of cash so payable is hereinafter referred to as the “Cash Consideration”) at the Closing in accordance with Section 1.3; and
     (b) 42.67% of the Purchase Price will be payable by the issuance to the Shareholders in accordance with Section 1.4 of:
     (i) that number of Exchangeable Shares (as defined below) that are exchangeable into that number of shares of common stock of Quanta, par value US$0.00001 per share (“Quanta Common Stock”) equal to 36.7975968% of the Purchase Price divided by the Average Closing Price (as defined below); and
     (ii) that number of Quanta Common Stock equal to 5.8724032% of the Purchase Price divided by the Average Closing Price (as defined below);
     (c) one share of Series F Preferred Stock of Quanta, par value US$0.00001 per share (“Quanta Special Voting Stock”), which share shall be issued to Victor as initial trustee to be held in trust in accordance with the Voting and Exchange Rights Agreement (the Exchangeable Shares and Quanta Common Stock issuable under Section 1.2(b), together with the Quanta Special Voting Stock, are collectively hereinafter referred to as the “Share Consideration”); and
     (d) the rights granted to the Shareholders pursuant to the Support Agreement and Voting and Exchange Rights Agreement (as such terms are defined below).
The Cash Consideration and the Share Consideration are hereinafter collectively referred to as the “Consideration”. “Closing Date Debt” means the current and non-current portions of the consolidated indebtedness of the Companies outstanding as of the Closing Date, including obligations for borrowed money, obligations evidenced by notes, bonds, or similar instruments, capital leases, amounts due to the Shareholders and other liabilities treated as indebtedness pursuant to Canadian generally accepted accounting principles (“GAAP”), in each case whether short-term or long-term. “Average Closing Price” means CDN$20.0411 per share, which amount has been determined by using an agreed Average Closing Price of USD $19.5275 per share and converting it into Canadian dollars using an agreed exchange rate of 1.0263 Canadian dollars for each U.S. dollar (the “Exchange Rate”). “Exchangeable Shares” means the Class A non-voting exchangeable common shares in the capital of the Purchaser having the rights and restrictions attached thereto as contemplated by the Support Agreement (as hereinafter defined).
     1.3 Payment of Cash Consideration.
     (a) On the Closing Date (as hereinafter defined), the Purchaser shall pay or cause to be paid:
     (i) the sum of $5,000,000 to Fasken Martineau Dumoulin LLP (the “Escrow Agent”), as escrow agent, to hold such monies in accordance with the terms of the escrow agreement to be entered into by the Purchaser, the Shareholders and the Escrow Agent at Closing in substantially the form set out in Exhibit 1.3(a)(i) (the “Escrow Agreement”) for the purpose of satisfying, to the extent of such amount (together with any interest earned thereon), claims of indemnification for Purchaser Losses brought by any of the Purchaser Indemnified Parties against the Shareholders or the Covenantors or any of them pursuant to Section 8.1 of the Purchase Agreement.; and
     (ii) an amount equal to the Cash Consideration minus $5,000,000, which amount shall be converted to and payable in U.S. dollars by using the Exchange Rate to the Shareholders in accordance with Schedule 1.3 hereof.
     (b) All cash payments required under this Section 1.3 shall be made by wire transfer of immediately available funds to such bank account(s) as set forth on Schedule 1.3.
     1.4 Payment of Share Consideration. On the Closing Date (as hereinafter defined):
     (a) the Purchaser shall deliver, or cause to be delivered, to the Shareholders in accordance with Schedule 1.4 copies of the share certificates representing the Exchangeable Shares that form part of the Share Consideration. The Purchaser shall cause originally duly signed share certificates to be delivered to the Shareholders no later than five Business Days after the Closing Date; and
     (b) Quanta, on behalf of the Purchaser, shall deliver to the Shareholders a copy of an instruction letter to Quanta’s transfer agent, duly executed by an authorized Quanta signatory, directing that stock certificates representing the Quanta Common Stock that form part of the Share Consideration be delivered to the Shareholders in accordance with Schedule 1.4. Quanta shall cause such stock certificates to be delivered to the Shareholders no later than fifteen days after the Closing Date.

No fractional shares shall be issued, and each Shareholder shall be entitled to receive the nearest whole share of Exchangeable Shares and Quanta Common Stock, as applicable, rounded upwards.
ARTICLE 2
REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDERS AND COVENANTORS
     The Shareholders and the Covenantors hereby jointly and severally represent and warrant to the Purchaser, Callco and Quanta as follows, and jointly and severally confirm that the Purchaser, Callco and Quanta are relying on these representations and warranties in connection with their execution and delivery of this Agreement and in completing the transactions contemplated by this Agreement:
     2.1 Organization. Each of the Companies is a Person duly formed or organized, validly existing and in good standing under the laws of its jurisdiction of formation or organization. Each of the Companies has all requisite power and authority to own, lease and operate its assets and properties and to carry on its business as now being conducted, and is duly qualified or registered and in good standing to transact business under the laws of each jurisdiction where the character of its activities or the location of the properties owned or leased by it requires such qualification or registration. The Shareholders have heretofore delivered to the Purchaser, Callco and Quanta true, correct and complete copies of the constating and other organizational documents and record books of each of the Companies as currently in effect. Schedule 2.1 contains a true and correct list of the jurisdictions in which each of the Companies is qualified or registered to do business.
     2.2 Authorization. Each of the Shareholders and the Covenantors has full power, capacity and authority to enter into, execute and deliver this Agreement and any other certificate, agreement, document or other instrument to be executed and delivered by such Shareholder or Covenantor in connection with the transactions contemplated by this Agreement (collectively, the “Shareholder Ancillary Documents”) and to perform such Shareholder’s or Covenantor’s obligations under this Agreement and the Shareholder Ancillary Documents and to consummate the transactions contemplated hereby and thereby. This Agreement has been, and the Shareholder Ancillary Documents will be as of the Closing Date, duly executed and delivered by each of the Shareholders and Covenantors, and constitutes or will constitute, as the case may be, valid and binding agreements of each of the Shareholders and Covenantors, enforceable against each of them in accordance with their respective terms, subject to applicable bankruptcy, insolvency and other similar laws affecting the enforceability of creditors’ rights generally, general equitable principles and the discretion of courts in granting equitable remedies.
     2.3 Investments and Subsidiaries. Except as disclosed on Schedule 2.3, none of the Companies owns or has owned, directly or indirectly, any shares, securities or other equity interests in any Person.

     2.4 Capitalization.
     (a) Schedule 2.4 attached hereto accurately and completely sets forth (i) the authorized capital structure of each of the Companies by listing thereon the total number and type of securities that are authorized, held in treasury and issued and outstanding, which represent all of the shares, securities or other equity interests in each of the Companies, and (ii) the full name of each record and beneficial owner of such shares, securities or other equity interests, including the amount held and the percentage owned by each such owner.
     (b) All of the issued and outstanding securities in the capital of each of the Companies (i) are duly authorized, validly issued, fully paid and non-assessable, (ii) were not issued in violation of any preemptive rights, rights of first refusal or other similar rights of any Person or any agreement or Applicable Laws by which each of the Companies was bound at the time of such issuance, and (iii) are owned, beneficially and of record, by each Shareholder as set forth on Schedule 2.4, free and clear of any Liens and defects of title whatsoever. Except as set forth on Schedule 2.4, each of the Targets owns, beneficially and of record, all of the shares, securities or other equity interests of its Target Subs, free and clear of any Liens and defects of title whatsoever.
     (c) Except as disclosed on Schedule 2.4, there are no securities in the authorized capital of each of the Companies reserved for issuance or held in treasury for any purpose and there are (i) no outstanding options, warrants, rights, calls, commitments, conversion rights, rights of exchange, subscriptions, claims of any character, agreements, obligations, convertible or exchangeable securities or other plans or commitments, contingent or otherwise, relating to the shares, securities or other equity interests of any of the Companies, other than the sale of all the issued and outstanding shares of the Targets owned by the Shareholders to the Purchaser as contemplated by this Agreement, (ii) no outstanding rights, preferences, privileges or other contracts or agreements of the Companies, the Shareholders or any other Person to purchase, redeem or otherwise acquire any outstanding shares, securities or other equity interests, or securities or obligations of any kind convertible into any shares, securities or other equity interests of any of the Companies, (iii) no dividends, or any other distribution awards or rights, which have accrued or been declared but are unpaid on the shares, securities or other equity interests of any of the Companies, (iv) no outstanding or authorized stock appreciation, phantom stock or equity, profit participation plans or similar rights with respect to any of the Companies and (v) no documents or agreements that grant or impose on the shares, securities or other equity interests of any of the Companies, any right, preference, privilege or restriction with respect to the transactions contemplated hereby (including any right of first refusal). Except as set forth on Schedule 2.4, there are no voting trusts, proxies or other similar agreements or understandings with respect to the voting of the securities or other equity interests of any of the Companies.
     2.5 Absence of Restrictions and Conflicts. The execution, delivery and performance of this Agreement and the Shareholder Ancillary Documents, the consummation of the transactions contemplated by this Agreement and the Shareholder Ancillary Documents and the fulfillment of and compliance with the terms and conditions of this Agreement and the

Shareholder Ancillary Documents by the Shareholders do not or will not (as the case may be), with the passing of time or the giving of notice or both, violate or conflict with, constitute a breach of or default under, result in the loss of any benefit under, permit the acceleration of any obligation under or create in any party the right to terminate, modify or cancel (a) any term or provision of the constating and other organizational documents of any of the Companies, (b) except as set forth on Schedule 2.5, the Company Contracts, the Licenses or any other contract, agreement, permit, franchise or license applicable to any of the Companies or the Shareholders, (c) any judgment, decree, order, injunction, award or ruling of any federal, state, provincial or local or foreign government, or any court, tribunal, administrative or regulatory agency or commission or other governmental authority or agency, domestic or foreign (each a “Governmental Entity” and, collectively, the “Governmental Entities”) or arbitration panel to which any Company or any of the Shareholders or the Covenantors is a party or by which any Company or any of the Shareholders or the Covenantors or any of their respective assets or properties are bound or (d) any Applicable Laws applicable to any of the Companies, the Shareholders or the Covenantors. Except as set forth on Schedule 2.5, no consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity or public or regulatory unit, agency or authority is required with respect to any of the Companies, the Shareholders or the Covenantors in connection with the execution, delivery or performance of this Agreement or the Shareholder Ancillary Documents or the consummation of the transactions contemplated hereby or thereby.
     2.6 Real Property.
     (a) Except as otherwise disclosed on Schedule 2.6, none of the Companies owns any real property. Schedule 2.6 sets forth a true and complete list of all real property that has been owned by any of the Companies during the last five years.
     (b) Schedule 2.6 sets forth a true and complete list of correct address for (and, as available, legal description of) the parcels of real property leased by each Company (such parcels of real property, together with all fixtures and improvements thereon and easements and other rights and appurtenances thereto, the “Leased Real Property”). Each of the Companies party to the Real Property Leases (as hereinafter defined) has valid and binding leasehold interest in the Leased Real Property, free and clear of any Liens other than (i) liens for Taxes not yet due and payable or (ii) liens imposed by the Applicable Laws and incurred by any of the Companies in the ordinary course of business for obligations not yet due and payable to landlords, carriers, warehousemen, laborers, mechanics and materialmen (the “Permitted Liens”). The Leased Real Property constitutes and includes all interests in real property currently used or held for use in connection with the business of any of the Companies and that are necessary for the continued operation of the business of any of the Companies as it is currently conducted. None of the Companies has used, or allowed any other Person to use, any Leased Real Property for any purpose other than the operation of the business of any of the Companies in the ordinary course. Schedule 2.6 also identifies with respect to each of the leases of the Leased Real Property (i) the identity of the landlord and tenant, (ii) the term of the lease, (iii) the square footage of the leased premises, (iv) a general description of the use of leased premises, (v) the annual or monthly rental payment, as applicable, paid pursuant to the lease and (vi) the location of the Leased Real Property, including the floor the office is located on.
     (c) The Shareholders have heretofore delivered to the Purchaser true, correct and complete copies of the agreements, instruments and documents related to the leasing of the Leased Real Property, together with all amendments, modifications, supplements and notices, if any, thereto (the “Real Property Leases”). Each of the Real Property Leases is legal, valid and in full force and effect and is a binding and enforceable obligation of the Company party thereto, and, to the Knowledge of the Shareholders, is a binding obligation of each of the other parties thereto. None of the Companies has sent or received written notice of any default or termination under any Real Property Leases and no termination event, condition or uncured default on the part of the applicable Company or the other parties to the Real Property Leases exists, and no event has occurred and no condition exists which, with the passage of time or the giving of notice or both, would reasonably constitute such a default or termination event or condition under the Real Property Leases. None of the Companies has sent or received any material assessments including threatened or otherwise, general or specific, which have been or are in the process of being levied against any of the Leased Real Property under any of the Real Property Leases. None of the Companies has breached any covenant, agreement or condition contained in any Real Property Leases, and there has not occurred any event which, with the passage of time or the giving of notice or both, that would reasonably be expected to constitute such a breach by any of the Companies. To the Knowledge of the Shareholders (i) no other party to any of the Real Property Leases has breached any covenant, agreement or condition contained therein, and (ii) there has not occurred any event, which with the passage of time or the giving of notice or both, that would reasonably be expected to constitute such a breach. To the Knowledge of the Shareholders, there are no defenses, offsets, claims or counterclaims by or in favor of any party to any of the Real Property Leases against any other party thereto or against the obligations of such other party thereto. To the Knowledge of the Shareholders, there are no Actions, voluntary or otherwise, pending or threatened against any party to any of the Real Property Leases under bankruptcy, reorganization, moratorium or similar losses of any applicable jurisdiction. All material authorizations and consents necessary in connection with present use and operation of the Leased Real Property, and the lawful occupancy thereof, have been issued by the applicable Government Entity. The Companies party to the Real Property Leases have peaceful and undisturbed possession with respect to the Leased Real Property under which the applicable Company is the lessee, sublessee, licensee, user or occupant.
     (d) No portion of the Leased Real Property, or any of the buildings and improvements located thereon, violates any Applicable Laws in any material respects, including those relating to zoning, building, land use, environmental, health and safety, fire, air, sanitation and noise control. No Leased Real Property is subject to: (i) any judgment, decree, order, injunction, award or ruling (or, to the Knowledge of the Shareholders, threatened or proposed judgment, decree, order, injunction, award or ruling) of a Governmental Entity to be sold or taken by public authority, or (ii) any rights of way, building use restrictions, exceptions, variances, reservations or limitations of any nature whatsoever that adversely affect any of the Company’s ability to use such Leased Real Property for its intended purpose.
     (e) The buildings, improvements and fixtures on the Leased Real Property are in good operating condition and in a state of good maintenance and repair, ordinary wear and tear excepted, and are adequate and suitable for the purposes for which they are presently being used. None of the buildings and improvements owned or utilized by any of the Companies is constructed of, or contain as a component part thereof, any material which, either in its present form or as such material could reasonably be expected to change through aging and normal use and service, releases any substance, whether gaseous, liquid or solid, which is or may be, either in a single dose or through repeated and prolonged exposure, injurious or hazardous to the health of any individual who may from time to time be in or about such buildings and improvements. There are no condemnation, expropriation, eminent domain or similar proceedings pending or, to the Knowledge of the Shareholders, threatened or contemplated that affect any of the Leased Real Property, any part thereof or any improvements thereon. None of the Companies has received any notice, written or oral, of the intention of any Governmental Entity or other Person to take or use all or any part of any of the Leased Real Property.
     2.7 Title to Personal Property; Related Matters.
     (a) Schedule 2.7 sets forth a true, correct and complete list and general description of all equipment and other items of tangible personal property and assets of each of the Companies as of July 31, 2010 (collectively, the “Personal Property”, and the aircraft referred to therein is referred to herein as the “Aircraft”). Except as set forth in Schedule 2.7, each of the Companies has good and marketable title to, or a valid and binding leasehold or license interest in, all its Personal Property, free and clear of all Liens, other than Permitted Liens. All Personal Property is in good operating condition and in a state of good maintenance and repair, ordinary wear and tear excepted, is usable in the regular and ordinary course of business and conforms to all Applicable Laws, and the Shareholders have no Knowledge of any defects or problems with any of such Personal Property. Except as set forth on Schedule 2.7, no Person other than the Companies owns any Personal Property situated on the premises of any of the Companies or used in any of the Companies’ businesses, except for the leased items that are subject to the personal property leases listed on Schedule 2.13. Each of the Companies has good and marketable title to, or holds under a valid lease or license, all real, tangible and intangible assets, properties, contracts or rights necessary to conduct its business as presently conducted. Since July 31, 2010, none of the Companies has sold, transferred or disposed of any Personal Property other than in the ordinary course of business consistent with past practice or pursuant to the Reorganization Plan. Each of Valard Wellpoint Systems Ltd., Valard Burns & McDonnell Ltd. and Valard-NAC Burns and McDonnell Ltd. is an inactive company which does not own or hold any properties or other assets or have any liabilities.
     (b) The Aircraft has a valid (i) certificate of airworthiness (and, if applicable, for any appropriate use category) as issued by Transport Canada (“TC”) (“Certificate of Airworthiness”), and (ii) a Certificate of Registration (“Certificate of Registration”)

issued by TC and all such other Licences as are from time to time required for the use and operation of the Aircraft for passenger transport services.
     (c) 618232 Alberta Ltd. (“618232”) has at all times maintained, serviced, repaired, overhauled, checked and tested the Aircraft in accordance with all Applicable Laws including applicable requirements of TC and the maintenance programme (the “Maintenance Program”) specified in any publication issued by the Manufacturer or TC applicable to the Aircraft, so as to keep the Aircraft in good operating condition, and in such condition as may be necessary to enable the Certificate of Airworthiness of the Aircraft with TC to be maintained in good standing at all times, and has complied with all mandatory airworthiness orders, directives, regulations, instructions (if any) and service bulletins (mandatory or otherwise) issued by TC or the original equipment manufacturer (the “Manufacturer”) of the Aircraft (as the case may be).
     (d) Neither the Aircraft nor any of its Related Equipment has or has had any material damage or accident history. As used in this Agreement, the term “Related Equipment” means, with respect to the Aircraft, such Aircraft’s engines and all material appliances, parts, instruments, avionics, components, appurtenances, accessories, furnishings, rotable equipment and other equipment or property incorporated in, installed in or affixed to such Aircraft or engines.
     (e) 618232 has maintained all Aircraft Documents (as defined below), in the manner required by Applicable Law and Governmental Authorities, and to the extent applicable, the Maintenance Program. As used in this Agreement, the term “Aircraft Documents” means all technical data, manuals, computer records, logbooks (including flight logbooks and maintenance logbooks) and other records (whether or not required to be kept and whether or not actually kept in compliance with any Applicable Law), including any records regarding Related Equipment or replacement Related Equipment and the operation of same.
     (f) Any and all alterations and modifications made by 618232 to the Aircraft was performed under properly authorized and licensed Supplemental Type Certificates (“STCs”) accepted by the TC and all such work was performed in conformity with such STCs and none of the alterations or modifications shall affect the Aircraft’s Certificate of Airworthiness.
     (g) 618232 has not maintained, used or operated, and has not knowingly permitted (by action or inaction) the maintenance, use or operation of the Aircraft in violation of: (i) any Applicable Law; (ii) any Certificate of Airworthiness; (iii) the Manufacturers’ recommendations; or (iv) any License. The Aircraft has been operated in accordance with the Manufacturers’ approved flight manuals and the operations manuals for such Aircraft as approved by TC and in accordance with the applicable regulations of TC.
     2.8 Financial Statements. Attached hereto as Schedule 2.8 are true, complete and correct copies of: (i) audited, reviewed or compiled, as applicable, and unconsolidated balance sheets and statements of income, retained earnings and cash flows of each of the Companies for the fiscal years ended as set forth on Schedule 2.8, together with related accountant’s or auditor’s reports, notes and schedules, as applicable, and (ii) the unaudited interim balance sheet and statement of income, retained earnings and cash flows of each of the Companies as of and for the various periods ended July 31, 2010 as set forth on Schedule 2.8 (collectively, the “Financial Statements”). The Financial Statements have been prepared from, and are in accordance with, the books and records of the Companies, which books and records are maintained in accordance with GAAP (except as expressly noted therein or on Schedule 2.8) consistently applied throughout the periods indicated, and such books and records have been maintained on a basis consistent with the past practice of the Companies. Each of the balance sheets included in such Financial Statements (including the related notes and schedules) fairly presents the financial position of each of the Companies as of the date of such balance sheet, and each of the statements of income, retained earnings and cash flows included in such Financial Statements (including any related notes and schedules) fairly presents the results of operations and changes in cash flows, as the case may be, of the Companies for the periods set forth therein, in each case in accordance with GAAP (except as expressly noted therein or on Schedule 2.8) consistently applied during the periods involved. Since June 30, 2005, there has been no change in any of the accounting (or tax accounting) policies, practices or procedures of any of the Companies.
     2.9 No Undisclosed Liabilities. Except as expressly disclosed in Schedule 2.9 or as and to the extent expressly reflected or specifically reserved against in the Financial Statements, none of the Companies has any liabilities or obligations, whether absolute, contingent or otherwise (and there is no basis for any present or future proceeding against any of the Companies giving rise to any liabilities or obligations) that are not adequately reflected or provided for in the Financial Statements, except liabilities and obligations that have been incurred by a Company since the date of the most recent Financial Statement of such Company in the ordinary course of business consistent with past practices of such Company and that are not (singly or in the aggregate) material to the Companies.
     2.10 Absence of Certain Changes and Events. Except as set forth in Schedule 2.10 or pursuant to the Reorganization Plan, since the date of the last fiscal year end of each Company:
     (a) there has not occurred any material adverse change, or any event, occurrence or other development likely to result in a material adverse change, in or affecting any of the Companies or the results of operations, cash flows, businesses, assets, financial condition or prospects of any of the Companies;
     (b) the Companies have conducted their businesses and operated their properties in the ordinary course of business consistent with past practice;
     (c) no damage, destruction, loss or casualty to any of the properties or assets (in each case, whether leased or owned) of any of the Companies, whether or not covered by insurance, has occurred;
     (d) none of the Companies has acquired assets of any other Person or entered a new line of business or commenced business operations in any jurisdiction in which such Company was not operating as of the date of its last fiscal year end, or made any offer to do any of the foregoing;

     (e) there has not been any declaration, setting aside or payment of any dividend or other distribution with respect to any shares, securities or other equity interests of any of the Companies, or any repurchase, redemption or other acquisition by any Company of any outstanding shares or securities of, or other ownership interests in, such Company;
     (f) there has not been any amendment of (i) the terms of any outstanding security of any of the Companies or (ii) any Company Benefit Plan or Existing Employment Agreement of any of the Companies; and
     (g) none of the Companies has taken any action of a type described in Section 4.1(l) through 4.1(aa), which, had such action occurred after the date of this Agreement, would be in violation of such Section.
     2.11 Legal Proceedings. Except as set forth in Schedule 2.11 (which Schedule shall set forth a full, accurate and detailed description of all matters required to be disclosed therein, including a description of (i) the claims, counterclaims and defenses, (ii) the status of the matter, (iii) the estimated exposure to the Companies and (iv) any applicable insurance coverage, including the name of the insurer, the amount of coverage, applicable deductibles or retentions, and whether the matter has been submitted to such insurer), (a) there are no actions, complaints, suits, arbitrations, mediations, claims, audits, proceedings or, to the Knowledge of the Shareholders, investigations (collectively, “Actions” and, individually, an “Action”) pending or, to the Knowledge of the Shareholders, threatened against or by or relating to or involving any of the Companies or the Shareholders or the real or personal property (whether leased or owned) of any of the Companies or the Shareholders before any Governmental Entity or arbitrator of any kind, (b) none of the Companies nor its assets or operations has been a party or subject to any Action during the five years prior to the date of this Agreement, and (c) none of the Companies is subject to any settlement, consent decree, judgment, injunction, ruling, order or finding of any Governmental Entity or arbitrator. To the Knowledge of the Shareholders, there are no facts, events, circumstances or conditions that would reasonably be expected to result in any Action against any of the Companies or the Shareholders.
     2.12 Compliance with Law. Each of the Companies is, and for the past five years, has been in compliance in all material respects with all applicable federal, provincial, state, municipal, local and foreign laws, statutes, rules, regulations, ordinances, codes, orders, decrees, injunctions, judgments and other legislative, administrative or judicial promulgations, including those relating to zoning, Taxes, immigration, environmental matters and the safety and health of employees, of all Governmental Entities or arbitration panels and contained in all published requirements, plans, notices, permits, licenses, authorizations, approvals, consents and demand letters issued, entered, promulgated or approved thereunder, in each case as amended and in effect from time to time (collectively, the “Applicable Laws”). Except as set forth in Schedule 2.12 (which Schedule sets forth a complete, accurate and detailed description of all matters required to be disclosed therein, including the Governmental Entity involved, if applicable, and the status of the matter and any violations, fines or penalties alleged), none of the Companies has been charged with, nor, to the Knowledge of the Shareholders, investigated with respect to, a violation of any Applicable Laws.

     2.13 Company Contracts. With the exception of Real Property Leases, Existing Employment Agreements and Company Benefit Plans, Schedule 2.13 sets forth a true, correct and complete list of each of the following contracts to which any of the Companies is a party to or by which it or any of its assets or properties is bound (the “Company Contracts”), including the name of each party to the Company’s Contract, the nature thereof:
     (a) all bonds, debentures, notes, loans, credit or loan agreements or loan commitments, mortgages, indentures, letters of credit, guarantees or other contracts relating to the borrowing of money;
     (b) all leases and licenses of personal or mixed, tangible or intangible, equipment and other assets of each Company;
     (c) all contracts and agreements between any of the Companies and any of the Shareholders;
     (d) all contracts and agreements providing for any of the Companies to grant, issue or vest any stock, restricted stock, options or similar rights to any Person;
     (e) all contracts or agreements that limit or restrict any of the Companies or any officer or key employee thereof from engaging or competing in any business in any jurisdiction or geographic location;
     (f) all franchising and licensing agreements;
     (g) all contracts and agreements for capital expenditures or the acquisition or construction of fixed assets;
     (h) all contracts and agreements granting any Person a Lien (other than a Permitted Lien) on all or any part of any assets of any of the Companies;
     (i) all contracts and agreements granting to any Person an option or a first refusal, first-offer or similar preferential right to purchase or acquire any assets of any of the Companies;
     (j) all contracts and agreements with any agent, distributor or representative which is not terminable without penalty on thirty (30) calendar days’ or less notice;
     (k) all contracts and agreements for the granting or receiving of a license or sublicense or under which any Person is obligated to pay or has the right to receive a royalty, license fee or similar payment;
     (l) all contracts and agreements under which any of the Companies is bound by confidentiality, non-disclosure or non-solicitation obligations;
     (m) all contracts and agreements providing for the indemnification or holding harmless of any officer, director, employee, independent contractor or consultant;

     (n) all teaming, joint bid, joint venture or partnership contracts and agreements;
     (o) all existing contracts with a customer or client for the provision of goods or services by any of the Companies (the “Customer Contracts”);
     (p) all contracts and agreements with any vendor, subcontractor or independent contractor for the provision of goods or services and for which any of the Companies have any current or ongoing commitments or obligations and which could obligate any one Company to make payments in excess of $100,000 in any consecutive twelve-month period;
     (q) all performance guarantees and escrow arrangements;
     (r) all surety bonds (including performance bonds, bid bonds, tax bonds and licensing bonds) and any indemnification or underwriting agreements or other contracts with a surety;
     (s) all contracts, agreements or commitments requiring any Company to make a payment as a result of the consummation of the transactions contemplated by this Agreement; and
     (t) all other material contracts, agreements and commitments to which any Company is a party or by which its properties or assets are bound.
Schedule 2.13 also identifies with an asterisk (*) the Company Contracts that require the consent of or notice to another party to avoid any breach, default or violation of such contract, agreement or other instrument in connection with the transactions contemplated hereby. Each of the Companies has delivered to the Purchaser true, correct and complete copies of all Company Contracts. The Company Contracts are legal, valid, binding and enforceable in accordance with their respective terms with respect to such Company and, to the Knowledge of the Shareholders, each other party to such Company Contracts, and will continue to be valid, binding and enforceable on identical terms immediately following the consummation of the transactions contemplated hereby. There are no existing defaults or breaches by any Company under any Company Contract (or events or conditions which, with notice or lapse of time or both would constitute a default or breach) and, to the Knowledge of the Shareholders, there are no such defaults or breaches (or events or conditions which, with notice or lapse of time or both, would constitute a default or breach) with respect to any third party to any Company Contract. Except to the extent the Shareholders have previously notified the Purchaser, none of the Companies is participating in any discussions or negotiations regarding modification of or amendment to any Company Contract or entry in any new material contract applicable to such Company or the real or personal property of such Company. None of the Companies has received written notice of a party’s intent to repudiate any provision of any Company Contract. No party to any Company Contract has any right to offset, discount or otherwise abate any amount owing thereunder, and, to the Knowledge of the Shareholders, no party to any Company Contract has repudiated any provision thereof. None of the rights of the Companies in the Company Contracts has been assigned or collaterally assigned or is affected by a security interest or similar Lien.

     2.14 Tax Returns; Taxes.
     (a) Except as otherwise disclosed in Schedule 2.14: (i) all Tax Returns (as defined below) of each Company due in accordance with any Applicable Laws have been duly and timely filed; (ii) all such Tax Returns and any amendments thereto are true, complete, correct and accurately reflect the income, business, assets, operations, status or other matters of such Company; (iii) all Taxes (as defined below), deposits or other payments for which any Company may have any liability through July 31, 2010 (whether or not shown on any Tax Return), have been paid in full, and all Taxes for which any Company may have any liability since July 31, 2010 through the date hereof and the Closing Date have been accrued in the ordinary course of business; (iv) the amounts so paid on or before the date hereof, together with any amounts accrued as liabilities for Taxes (including Taxes accrued as currently payable) on the unaudited balance sheets referenced in Section 2.8(ii) will be adequate based on the tax rates and Applicable Laws in effect on the date hereof to satisfy all liabilities for Taxes of each of the Companies in any jurisdiction through July 31, 2010; (v) there are not now any extensions of time in effect with respect to the dates on which any Tax Returns were or are due to be filed; (vi) all deficiencies asserted as a result of any examination of any Tax Returns have been paid in full, accrued on the books of the Companies, or finally settled, and no issue has been raised in any such examination which, by application of the same or similar principles, reasonably could be expected to result in a proposed deficiency or assessment for any other period not so examined; (vii) no claims have been asserted and no proposals, deficiencies or assessments for any Taxes are being asserted or, to the Knowledge of the Shareholders, proposed or threatened against any Company, and no audit, investigation, assessment or reassessment of any return or report of Taxes is currently underway, pending or, to the Knowledge of the Shareholders, threatened; (viii) no claim has ever been made by an authority in a jurisdiction in which any Company does not file Tax Returns that it is or may be subject to taxation by that jurisdiction; (ix) each Company has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, securityholder, non-resident Person of Canada or other third party, and each Company has remitted all Canada Pension Plan contributions, provincial pension plan contributions, employment insurance premiums, employer health taxes and other Taxes payable by it in respect of its employees to the appropriate Governmental Entity within the time required under the Applicable Laws; (x) each Company has charged, collected and remitted on a timely basis all Taxes as required under Applicable Laws on any services, sale, supply or delivery whatsoever, made by it, and for greater certainly has timely collected and remitted all Taxes which are required to be collected and remitted by it; (xi) there are no outstanding or requested waivers of any statutes of limitations or agreements by or on behalf of any Company for the extension of time for the assessment of any Taxes or deficiency thereof, nor are there any requests for rulings, outstanding subpoenas or requests for information, notice of proposed reassessment of any property owned or leased by any Company or any other matter pending between any Company and any Taxing Authority; (xii) there are no Liens for Taxes (other than Liens for Taxes which are not yet due and payable), nor are there any Liens for Taxes which are pending or threatened; (xiii) none of the Companies is a party to any Tax allocation or sharing agreement or any similar agreement in favour of any Person with respect to Taxes, (xiv)

no Governmental Entity responsible for the imposition, assessment or reassessment of any Taxes (a “Tax Authority”) has proposed, in writing, any such adjustment, assessment or reassessment, or change in accounting method of any Company, and no Company has an application pending with any Tax Authority requesting permission for any change in accounting method; (xv) each Company currently utilizes the accrual method of accounting for income tax purposes and has not changed that method in the past five years; (xvi) there exists no agreement or arrangement between any of the Companies on the one hand, and a third party, on the other hand, pursuant to which any of the Companies may become liable for the Taxes of any other Person; and (xvii) each of the Shareholders is a resident of Canada for Tax purposes.
     (b) Except as set forth in Schedule 2.14, the Shareholders have delivered to the Purchaser true and complete copies of all income Tax Returns filed within the past four years (together with any agent’s reports and any accountants’ work papers) of each Company.
     (c) Except as set forth in Schedule 2.14 or contemplated by the Reorganization Plan, none of the Companies has been a party to any election for tax purposes, and none of sections 79, 80, 80.01, 80.02, 80.03, or 80.04 of the Income Tax Act (Canada), or any equivalent provision of the legislation of any province or any other jurisdiction, have applied or will apply to the Companies.
     (d) Except for payment or reimbursement of expenses, repayment of loans, payment of management fees, dividends and salaries payable in the ordinary course, consistent with past practice, no payments have been made or authorized since July 31, 2010 by any Company to any of its officers, directors, shareholders or employees, or former officers, directors, shareholders or employees, or to any Person not dealing at arm’s length (as such term is defined in the Income Tax Act (Canada) with the Companies.
     (e) “Taxes” means all taxes, assessments, charges, duties, fees, levies or other governmental charges (including interest, penalties or additions associated therewith), including income, franchise, margin, capital stock, real property, personal property, tangible, withholding, employment, payroll, social security, social contribution, unemployment compensation, disability, transfer, sales, use, excise, gross receipts, value-added (ad valorem) and all other taxes of any kind for which a Person may have any liability imposed by any Governmental Entity, whether disputed or not, and any charges, interest or penalties imposed by any Governmental Entity. “Tax Return” shall mean any report, return, declaration or other information required to be supplied to a Governmental Entity in connection with Taxes, including any estimated returns and reports at every kind, with respect to Taxes.
     2.15 Directors, Officers and Employees. Schedule 2.15 contains a true and complete list of (a) all of the directors, officers and managers of each Company, specifying their position, date of birth, date of hire, work location and annual rate of compensation and (b) all of the employees (whether full-time, part-time or otherwise) and independent contractors (including leased employees) of each Company as of the date hereof, specifying their position, date of birth, date of hire, work location, nature of employment (e.g., full-time, part-time, leased or other), employment status (e.g., active, on visa, on medical or maternity leave or other) and annual salary, hourly wages or consulting or other independent contractor fees, as applicable, together with an appropriate notation next to the name of any officer, employee or independent contractor on such list who is subject to any written employment, consulting or services agreement or any other written term sheet, letter or other document describing the terms and/or conditions of employment of such officer or employee or of the rendering of services by such independent contractor. Except as set forth on Schedule 2.15, none of the Companies is a party to or bound by any employment contracts, consulting agreements, individual deferred compensation agreements or supplemental retirement agreements, termination or severance agreements, change of control agreements or any other agreements respecting the terms and conditions of employment or of an independent contractor relationship in respect to any officer, director, employee or former employee, consultant or independent contractor (collectively, the “Existing Employment Agreements”). The Shareholders have provided to the Purchaser true, correct and complete copies of each Existing Employment Agreement. Except as set forth on Schedule 2.15, none of the Companies is obligated pursuant to any verbal or written commitments to any officer, director, manager, employee or independent contractor or consultant to increase their total compensation (including, but not limited to base salary, bonus, opportunities, incentive compensation or profit-sharing) or potential severance prior to the Closing Date or as a result of the transactions contemplated by this Agreement. None of the Companies has improperly classified as an independent contractor any person who has provided services to or on behalf of such Company, and none of the Companies and the Shareholders has received a claim or has Knowledge of any potential claim from any Governmental Entity or any such classified person to such effect. No present or former independent contractor or subcontractor has any claim against any Company on account of or for payments or benefits due for any period on or before the Closing Date, which have not been paid. None of the Companies and the Shareholders has made any verbal commitments to any such officer, director, manager, employee or independent contractor or consultant with respect to compensation, promotion, retention, termination, severance or similar matters in connection with the transactions contemplated by this Agreement or otherwise. Except as indicated on Schedule 2.15, all officers and employees of each Company are active on the date hereof.
     2.16 Company Benefit Plans.
     (a) The term “Company Benefit Plan” means; (i) each Employee Benefit Plan (as defined below) sponsored or maintained, or required to be sponsored or maintained, at any time by any Company or to which any Company makes or has made, or has or has had an obligation to make, contributions at any time; and (ii) each Employee Benefit Plan merged into an Employee Benefit Plan described in the preceding clause (i). Schedule 2.16 contains a true and complete list of each Company Benefit Plan sponsored, maintained or contributed to by any Company within the last six calendar years and each such Company Benefit Plan is a multi-employer plan maintained and administered as provided for in the collective bargaining agreement disclosed on Schedule 2.17. Each Company Benefit Plan currently sponsored, maintained, or contributed to by any Company is identified as a “current plan” on such Schedule; each Company Benefit Plan that has been terminated within the last six calendar years is identified on Schedule 2.16 as a “terminated plan”; and the status of each Company Benefit Plan that is not a current plan or a terminated plan is identified.
     (b) The term “Employee Benefit Plan” shall mean with respect to any Person each plan, fund, program, agreement, arrangement or scheme (including each plan, fund, program, agreement, arrangement or scheme maintained or required to be maintained under the laws of a jurisdiction outside Canada), in each case, that is at any time sponsored or maintained or required to be sponsored or maintained by such Person or to which such Person makes or has made, or has or has had an obligation to make, contributions providing for employee benefits or for the remuneration, direct or indirect, of the employees, former employees, directors, officers, consultants, independent contractors, contingent workers or leased employees of such Person or the dependents of any of them (whether written or oral), including each deferred compensation, bonus, incentive compensation, pension, retirement, share purchase, stock option and other equity or equity-based compensation plan, each severance plan or agreement, health, vacation, summer hours, supplemental unemployment benefit, hospitalization insurance, medical, dental, legal and each other employee benefit plan, fund, program, agreement or arrangement.
     (c) Except as set forth in Schedule 2.16;
     (i) each Company has maintained all employee data respecting its own employees necessary to administer each Company Benefit Plan and such data is true and correct and is maintained in a usable form;
     (ii) there are no Company Benefit Plans which have been established for the exclusive benefit of the employees of any Company and each Company Benefit Plan is a multi-employer plan. None of the Companies has incurred, and no facts exist which reasonably could be expected to result in, any liability (direct or indirect by virtue of indemnification or otherwise) to any Company with respect to any Company Benefit Plan or any Applicable Law (other than to pay premiums, contributions or benefits in the ordinary course);
     (iii) all obligations of the Companies regarding each Company Benefit Plan have been satisfied, and there are no outstanding defaults or violations by any Company to any Company Benefit Plan. No taxes, penalties or fees are owing by any Company under any Company Benefit Plan;
     (iv) all contributions and/or premiums required to be made by any Company under the terms of each Company Benefit Plan or by Applicable Laws have been made in a timely fashion in accordance with Applicable Laws and the terms of the Company Benefit Plan;
     (v) none of the Companies or any of its employees, delegates or agents has been in breach of any fiduciary obligation with respect to the administration of any Company Benefit Plan or the trusts or other funding media relating thereto;

     (vi) the execution, delivery and performance of, and consummation of the transactions contemplated by, this Agreement will not (1) entitle any current or former employee, director, officer, consultant, independent contractor, contingent worker or leased employee (or any of their dependents, spouses or beneficiaries) of any Company to severance pay, unemployment compensation or any other payment, or (2) accelerate the time of payment or vesting, or increase the amount of compensation due any such individual;
     (vii) no Company Benefit Plan or any other agreement or understanding grants or purports to grant any option, warrant, or right entitling the holder thereof to purchase or otherwise acquire any shares in the capital of any Company, and no such option, warrant, or right is outstanding, as of the Closing Date;
     (viii) none of the Companies is a party to any split dollar life insurance policy;
     (ix) none of the Companies has made any loans to any of its officers or directors; and
     (x) the multi-employer plans that any of the Companies participate in are fully funded and there is no liability that the Companies are reasonably aware of relating to under funding of the multi-employer plans.
     (d) no Company Benefit Plan providing vacation or paid time off provides for carryover of vacation or paid time off from one calendar year to the next.
     2.17 Labour Relations. Except as set forth in Schedule 2.17,
     (a) none of the employees of any of the Companies have been, or are currently, represented by a labour organization or group which was either certified or voluntarily recognized by any labour relations board, or certified or voluntarily recognized by any other Governmental Entity;
     (b) none of the Companies has been or is currently a signatory to a collective bargaining agreement or other contract, arrangement, agreement or understanding with any trade union, labour organization or group;
     (c) no application for certification has been filed by employees of any of Company or is pending with any labour relations board or any other Governmental Entity, and no union organizing campaign or other attempt to organize or establish a labour union, employee organization or labour organization or group involving employees of any Company has occurred, is in progress or is threatened;
     (d) none of the Companies has engaged in any unfair labour practice and there is no pending or, to the Knowledge of the Shareholders, threatened labour board proceeding of any kind, including any such proceeding against any Company or any trade union, labour union, employee organization or labour organization representing the employees of any Company;

     (e) no grievance or arbitration demand or proceeding, whether or not filed pursuant to a collective bargaining agreement, has been filed, is pending or, to the Knowledge of the Shareholders, has been threatened against any Company;
     (f) no labour dispute, walk out, strike, slowdown, hand billing, picketing, work stoppage (sympathetic or otherwise), or other “concerted action” involving the employees of any Company has occurred, is in progress or, to the Knowledge of the Shareholders, has been threatened;
     (g) no breach of contract and/or denial of fair representation claim has been filed or is pending or, to the Knowledge of the Shareholders, threatened against any Company and/or any trade union, labour union, employee organization or labour organization representing the employees of any Company;
     (h) no investigation or citation of any Company has occurred and no enforcement proceeding has been initiated or is pending or, to the Knowledge of the Shareholders, threatened under any Applicable Law relating to immigration;
     (i) no fines, notices of reassessment or penalty assessment or any other communications related thereto which any Company has received from any Governmental Entity relating to any workers’ compensation or occupational health and safety regime or any similar regulatory regime administered by a Governmental Entity, and there are no assessments relating to such regimes which are unpaid on the date hereof;
     (j) each Company has maintained and currently maintains adequate insurance as required by Applicable Laws with respect to workers’ compensation claims and unemployment benefits claims;
     (k) each Company is in compliance with all Applicable Laws and all contracts or collective bargaining agreements governing or concerning labour relations, union and collective bargaining, conditions of employment, employment discrimination and harassment, wages, hours or occupational safety and health (collectively, the “Labour Laws”);
     (l) no pending or threatened employment-related disputes, or any threatened or actual complaint pursuant to any applicable federal or provincial human rights legislation or employment standards legislation or any other Applicable Law relating to employment or other proceeding whatsoever, by or involving any present or former employee of any Company including, without limitation in respect of claims or threatened claims by former employees of any Company for wrongful dismissal.
     (m) no claim, complaint or investigation for unpaid wages, bonuses, commissions, employment withholding taxes, penalties, overtime or other compensation benefits has been filed or is pending to the Knowledge or the Shareholders or any of the Companies;

     (n) none of the Companies is liable for any liabilities, judgments, decrees, orders, arrearage or wages or taxes, fines or penalties for failure to comply with any of the Labour Laws;
     (o) each Company has paid or accrued all current assessments under workers’ compensation legislation, and none of the Company has been subject to any special or penalty assessment under such legislation that has not been paid.
     2.18 Insurance Policies. Schedule 2.18 contains a complete and correct list of all insurance policies carried by or for the benefit of any Company for the most recent policy year, specifying the insurer, policy period at the time of issuance, type of policy (including whether such policy is on a “claims made” or “occurrence” basis), the amount of and nature of coverage and policy limits, the annual premiums for such coverage, the deductible or retention amount (if any) and the date through which coverage will continue by virtue of premiums already paid. Schedule 2.18 sets forth a complete and accurate list of all claims or losses with a valuation of such claims and losses, provided by each applicable insurance company showing all workers’ compensation, property, marine, inland marine, fidelity, aviation, liability, auto or other insurance claims relating to any event or occurrence that took place or was discovered at any time during the past five policy years and, to the Knowledge of the Shareholders, no other claims or losses exist. Each Company has maintained all insurance required to be maintained pursuant to the Company Contracts. Each Company has properly filed under the appropriate insurance policy all claims and losses as to which such Company has Knowledge. Each of the insurance policies identified on Schedule 2.18 is in full force and effect unless otherwise noted, none of the Companies has received any written notice of any reservation of rights from any insurer or cancellation or any threatened cancellation of any insurance policy, and each Company is a named insured or loss payee, as applicable, under each insurance policy.
     2.19 Environmental, Health and Safety Matters. Except as set forth in Schedule 2.19:
     (a) each Company and its business complies, and has at all times complied, in all material respects with, and none of the Companies or their respective directors, officers, employees or agents is in material violation of, any and all Environmental Laws, judgments, decrees, orders, injunctions and rules of any courts, arbitrators or Governmental Entities; and, without limitation, each Company has obtained all necessary permits as required under Environmental Laws and such permits are currently in good standing, free of default;
     (b) without limiting the generality of Section 2.19(a), none of the Companies has used its business, any of its assets or the Leased Real Property, or permitted them to be used, to generate, manufacture, refine, treat, transport, store, handle, dispose of, transport, transfer, produce, process or otherwise deal with any Contaminants, except in compliance with all Applicable Laws, including all Environmental Laws, and to the best of the Shareholders’ Knowledge, neither has any prior owner or lessee thereof or any other Person;
     (c) there are no outstanding orders or directions of any Governmental Entities or other Person relating to Contaminants made or, to the best of the Shareholders’

Knowledge, threatened to be made in respect of the Companies, any of their assets or businesses, or the Leased Real Property, including any orders or directions requiring any assessment, investigation, remediation or disposition of Contaminants, work, repairs, construction or capital expenditures with respect to the Leased Real Property, the Companies’ assets or the conduct of their business or in respect of any contribution to the cost and expenses of any Governmental Entity or other Person associated with or related to any such undertaking;
     (d) no notice of any violation of any of the matters referred to in Section 2.19(a) through (c) relating to the Leased Real Property, the Companies’ businesses or assets or the use thereof has been received by the Companies or their directors, officers, employees or agents and there has not been and are not now any prosecutions, writs, injunctions, orders or judgments outstanding, or, to the best of the Shareholders’ Knowledge, any prosecutions, lawsuits, claims, proceedings or investigations pending or threatened, relating to the matters referred to in Section 2.19(a) through (c), nor to the best of the Shareholders’ Knowledge is there any basis for such prosecutions, lawsuits, claims, proceedings or investigations being instituted or filed;
     (e) no underground storage tanks are located on the Leased Real Property, and, to the best of the Shareholders’ Knowledge, no part of the Leased Real Property has been used at any time by any Person as a landfill or disposal site for any Contaminants;
     (f) to the best of the Shareholders’ Knowledge, none of the Leased Real Property has within the soils and/or groundwater thereof any Contaminants, nor are any Contaminants proximate to, or migrating or likely to migrate to or from, the Leased Real Property;
     (g) to the best of the Shareholders’ Knowledge, none of the buildings included in the Leased Real Property or equipment found therein, including without limitation, electrical equipment, contains any Contaminants except in accordance with Applicable Laws and as required to use the Companies’ assets and carry out their businesses; and
     (h) there are no Contaminants stored or located on, in or under the Leased Real Property, or otherwise stored by any of the Companies, except in accordance with Applicable Laws and as required to use the Companies’ assets and carry out their businesses.
     (i) The following definitions shall apply in this Agreement:
     (i) “Contaminants” means any substance, including without limitation urea formaldehyde, hydrocarbons, lead, polychlorinated biphenyls (“PCB’s”), asbestos, vermiculite, mould, pollutants, contaminants, deleterious substances, dangerous substances or goods, hazardous, corrosive or toxic substances, hazardous wastes, dangerous goods, wastes (including wood waste), pesticides, defoliants, and any material, including without limitation radioactive materials, asbestos-containing materials, PCB-containing equipment or materials, underground or above-ground tanks, and any other solid, liquid, gas, vapour, odour, heat, sound, vibration, radiation, or a combination of any of them, the storage, manufacture, disposal, handling, treatment, generation, use, transport, remediation or release into, or presence in, the Environment of which is prohibited, controlled or regulated under Environmental Laws;
     (ii) “Environment” includes the air (including all layers of the atmosphere), land (including soil, sediments, fill, lands submerged under water, buildings, improvements and structures), water (including oceans, lakes, rivers, streams, groundwater and surface water), and all other external conditions and influences under which humans, animals and plants live or are developed; and
     (iii) “Environmental Laws” means all applicable federal, provincial, state, municipal and local laws, statutes, ordinances, by-laws, codes, regulations, and all policies, guidelines, standards, protocols, orders, directives and decisions rendered or promulgated by any ministry, department or judicial, administrative or regulatory agency or body whatsoever relating to fisheries, public health and safety, occupational health and safety, the protection or preservation of the Environment or the manufacture, operation, processing, distribution, use, treatment, storage, disposal, release, transport, handling or remediation of Contaminants, including the Environmental Protection and Enhancement Act (Alberta), the Canadian Environmental Protection Act (Canada) and the Fisheries Act (Canada), and the principles of common law and equity.
     2.20 Intellectual Property; Software.
     (a) Intellectual Property. Schedule 2.20 sets forth a true and correct list of all copyrights, trade names, trade secrets, trademarks, service marks, patents (or application therefor) or other intellectual property or proprietary property rights that are material to the business of any of the Companies or as to which any of the Companies claims an ownership interest or as to which any of the Companies is a licensee or licensor (the “Intellectual Property”) and the jurisdictions where each is registered (if any). Each of the Companies has good and marketable title to or possesses adequate licenses or other valid rights to use such Intellectual Property, free and clear of all Liens, except Permitted Liens, and has paid all maintenance fees, renewals or expenses related to such Intellectual Property. Neither the use of such Intellectual Property nor the conduct of the business of any of the Companies in accordance with their past practices misappropriates or infringes upon any patent or copyright of any third party or, to the Knowledge of the Shareholders, trade name, trade secret, trademark, service mark or other intellectual property right of any third party. No Person has made, or, to the Knowledge of the Shareholders, threatened to make, a claim against any of the Companies alleging that any of them has violated, infringed, or otherwise improperly used any intellectual property rights.
     (b) Software. Schedule 2.20 sets forth a true and complete list of: (i) all software owned by any of the Companies that is material to the business of any of the Companies (the “Company Proprietary Software”) and (ii) all software (other than Company Proprietary Software) used by any of the Companies that is material to the business of any of the Companies (the “Company Licensed Software” and, together with the Company Proprietary Software, the “Company Software”). Each of the Companies has all right, title and interest in and to all intellectual property rights in the Company Proprietary Software. Each of the Companies has developed the Company Proprietary Software through its own efforts and for its own account, and the Company Proprietary Software is free and clear of all Liens, except for Permitted Liens. None of the Companies has received notice from any third party claiming any right, title or interest in the Company Proprietary Software. The use of the Company Proprietary Software does not breach any terms of any license or other contract between any of the Companies and any third party. The Company Proprietary Software does not infringe any patent, copyright or trade secret or any other intellectual property right of any third party. Each of the Companies is in compliance with the terms and conditions of all license and other agreements to which it is a party relating to the Company Licensed Software. None of the Companies has granted rights in Company Software to any third party.
     2.21 Transactions with Affiliates.
     (a) Except as set forth in Schedule 2.21, no Shareholder, officer or director of any of the Companies, or any person with whom any such Shareholder, officer or director has any direct or indirect relation by blood, marriage or adoption, or any entity in which any such Person, owns any beneficial interest (other than a publicly held corporation whose stock is traded on a national securities exchange or in the over-the-counter market and less than five percent (5%) of the securities of which is beneficially owned by all such Persons in the aggregate), or any Affiliate of any of the foregoing or any current or former Affiliate of any of the Companies (each a “Related Party”), has any interest in: (i) any contract, arrangement or understanding with, or relating to, any Company or the properties or assets of any Company other than any Company Benefit Plan or an Exiting Employment Agreement; (ii) any loan, arrangement, understanding, agreement or contract for or relating to any Company or the properties or assets of any Company; or (iii) any property (real, personal or mixed), tangible or intangible, used or currently intended to be used by any Company.
     (b) For purposes of this Agreement, “Affiliate” of any specified Person means any other Person directly or indirectly Controlling or Controlled by or under direct or indirect common Control with such specified Person. For purposes of this definition, “Control,” when used with respect to any specified Person, means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “Controlling” and “Controlled” have meanings correlative to the foregoing. In addition, for purposes of this Agreement, “Person” means any individual, corporation, partnership, firm, limited liability company, unlimited liability company, joint venture, association, trust, unincorporated organization, Governmental Entity (or political subdivision thereof) or other entity.
     2.22 Customers and Suppliers; Bids; Jobs.
     (a) Schedule 2.22 contains a complete and accurate list of the names of the ten largest customers of the Companies, collectively, for the fiscal years ended 2008 and

2009 and the three-month fiscal period ended June 30, 2010 based on revenue from such customers (the “Customers”). Each Company is on good relations with each of its Customers. Except as set forth in Schedule 2.22, (i) to the Knowledge of the Shareholders, no event has occurred and no condition or circumstance exists that would reasonably be expected to materially and adversely affect the relationships of any Company (or, after the Closing, the Purchaser) with any Customer or supplier (other than an event, condition or circumstance impacting the business or industry of a Customer, the Companies or the Purchaser as a whole), (ii) no Customer during the last twelve months has canceled, terminated or, to the Knowledge of the Shareholders, made any threat to cancel, or otherwise terminate its contract, or to reduce or otherwise decrease its usage of the services of any Company (other than completion of the work or full performance of the services in the ordinary course of business), and (iii) to the Shareholders’ Knowledge, no current Customer or supplier intends to terminate or materially alter its business relations with any Company, either as a result of the transactions contemplated by this Agreement or otherwise.
     (b) Except to the extent set forth on Schedule 2.22, none of the Companies is currently required to provide any bonding or other financial security arrangements in any amount in connection with any on-going jobs, projects or other transactions with any of its customers or suppliers.
     (c) Schedule 2.22 sets forth a summary of (i) each job that has been awarded to each Company that has not commenced and contemplates payments to such Company in excess of $100,000 and (ii) each outstanding bid or proposal by each Company that, if awarded to such Company, contemplates payments to such Company in excess of $100,000 and that is subject to acceptance or award by a third party.
     (d) Schedule 2.22 sets forth (i) a summary of each Company’s open jobs as of the date hereof, including a good faith estimate of each such job’s contract amount, costs incurred, billings issued and profit or loss as of the date hereof, and (ii) a job cost schedule as of July 31, 2010.
     2.23 Service Warranties. Schedule 2.23 sets forth a complete and accurate description of any claims or assertions made since January 1, 2008, or any events, circumstances or conditions that could provide a basis for any such claim or assertion, with respect to any Company’s performance of services or any warranties, guarantees or similar undertakings made or given by any Company. Except as set forth in Schedule 2.23, to the Knowledge of the Shareholders, there is no state of facts or the occurrence of any event that could form the basis of a claim against any of the Companies with respect to warranties or indemnities relating to services performed by it or on its behalf. Except for warranties implied by law or as set forth in Schedule 2.23, to the Knowledge of the Shareholders, none of the Companies has any obligation for or given any warranties covering the consequential damages of any customer. To the Knowledge of the Shareholders, there is no state of facts or any event forming the basis of any present claim against any Company, or the businesses or assets of any Company, not fully covered by insurance, except for deductibles and self-insurance retentions, for personal injury or property damage alleged to be caused by services performed by or on behalf of any Company.

     2.24 Accounts Receivable; Accounts Payable.
     (a) Accounts Receivable. Attached hereto as Schedule 2.24 is a schedule of the accounts receivable of each Company as of July 31, 2010, showing the amount of each receivable and an aging of amounts due thereunder, which schedule is true and complete as of that date. Except as set forth in Schedule 2.24, all accounts receivable of each Company (including those reflected in Schedule 2.24, subject to the reserves reflected on the unaudited balance sheet of the Companies as of July 31, 2010, but excluding job retentions and holdbacks in accordance with the terms of customer contracts) (collectively, the “Receivables”), (i) are valid, existing and collectible within 120 days (and the job retentions and holdbacks are valid and existing and will be collectible) without resort to legal proceedings or collection agencies, (ii) represent monies due for goods sold and delivered or services rendered in the ordinary course of business and (iii) are not subject to any refunds or adjustments or any defenses, rights of set-off, assignment, restrictions, security interests or other encumbrances. Except as set forth in Schedule 2.24, all such Receivables are current, and there are no disputes regarding the collectibility of any such Receivables. None of the Companies has factored any of its Receivables. Except as set forth in Schedule 2.24, to the Knowledge of the Shareholders, the debtors to which the Receivables relate are not in or subject to a bankruptcy or insolvency proceeding, and none of the Receivables have been made subject to an assignment for the benefit of creditors.
     (b) Accounts Payable. The accounts payable of each Company reflected on the unaudited balance sheet of such Company at July 31, 2010 (i) include all amounts due for work performed and assets acquired to each of the vendors, subcontractors and suppliers of such Company as of such date and (ii) arose from bona fide transactions in the ordinary course of business, in each case in accordance with GAAP.
     2.25 Licenses and Permits. Schedule 2.25 is a true and complete list of all material notifications, licenses, permits, franchises, grants, easements, variances, exceptions, consents, orders, certificates, approvals, exemptions, classifications, registrations and other similar documents and authorizations, and applications therefor (collectively, the “Licenses”), held by each Company and issued by, or submitted by any of the Companies to, any Governmental Entity or other Person. Each of the Companies owns or possesses all of the Licenses that are necessary in all material respects to enable each Company to own, lease and operate its assets and properties and to carry on its operations as presently conducted. All Licenses are valid, binding, and in full force and effect. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not adversely affect any License. Each of the Companies has taken all necessary action to maintain each License, except where the failure to so act is not likely to have an adverse effect on such Company. No loss or expiration of any License is pending, reasonably foreseeable or, to the Knowledge of the Shareholders, threatened (other than expiration upon the end of any term). Each of the Companies is up-to-date and current with regard to record keeping and reporting that is necessary under any License, and no License has been revoked, suspended or limited in any material respect within the last five years.

     2.26 Ethical Practices. Except as set forth on Schedule 2.26, none of the Companies or their representatives has offered or given, and the Shareholders have no Knowledge of any Person that has offered or given on any of their behalf, anything of value to: (a) any official of a government entity, any political party or official thereof, or any candidate for political office; (b) any customer or member of the government; or (c) any other Person, in any such case while knowing or having reason to know that all or a portion of such money or thing of value may be offered, given or promised, directly or indirectly, to any customer, member of the government or candidate for political office for the purpose of the following: (i) influencing any action or decision of such Person, in his or its official capacity, including a decision to fail to perform his or its official function; (ii) inducing such Person to use his or its influence with any government or instrumentality thereof to affect or influence any act or decision of such government or instrumentality to assist any of the Companies in obtaining or retaining business for, or with, or directing business to, any Person; or (iii) where such payment would constitute a bribe, kickback or illegal or improper payment to assist any of the Companies in obtaining or retaining business for, or with, or directing business to, any Person. None of the Companies nor any of the Shareholders, officers or directors of any of the Companies, nor anyone acting on behalf of any of them, has made or received any payments not correctly categorized and fully disclosed in the books and records of any of the Companies in connection with or in any way relating to or affecting any of the Companies.
     2.27 Bank Accounts. Schedule 2.27 sets forth a complete and accurate list of the names of all banks and other financial institutions in which the Companies currently have an account, deposit or safe deposit box and the applicable account names and numbers, along with the names of all persons authorized to draw on such accounts or deposits or to have access to such boxes.
     2.28 Powers of Attorney. Except as set forth on Schedule 2.28, none of the Companies has given any revocable or irrevocable power of attorney or similar grant of authority to any Person relating to its business for any purpose whatsoever that will not be terminated on or before the Closing Date.
     2.29 Brokers, Finders and Investment Bankers. Except as set forth on Schedule 2.29, none of the Shareholders, the Companies or any of their respective Affiliates, or any officers, directors or employees of any of the Companies or such Affiliates, has employed any broker, finder or investment banker or incurred any liability for any investment banking fees, financial advisory fees, brokerage fees or finders’ fees in connection with the transactions contemplated by this Agreement.
     2.30 Disclosure.
     (a) No representation, warranty or covenant made by the Shareholders or the Covenantors in this Agreement, the Schedules or the Exhibits attached to this Agreement, or any of the Shareholder Ancillary Documents contains an untrue statement of a material fact required to be stated herein or therein.
     (b) Prior to the execution of this Agreement, the Shareholders have delivered to the Purchaser true and complete copies of the Company Contracts, documents evidencing any of the Intellectual Property, and all security agreements and other instruments creating or imposing any Lien (other than Permitted Liens) on the real or personal property of any of the Companies, and any other documents or instruments identified or referred to in the Schedules. Such delivery will not alone constitute adequate disclosure of those facts required to be disclosed on any Schedule to this Agreement, and notice of their contents (other than by express reference on a Schedule) will in no way limit the Shareholders’ other obligations or the Purchaser’s other rights under this Agreement.
ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF THE PURCHASER, CALLCO AND QUANTA
     The Purchaser, Callco and Quanta hereby jointly and severally represent and warrant to each Shareholder as follows, and jointly and severally confirm that the Shareholders are relying on these representations and warranties in connection with their execution and delivery of this Agreement and in completing the transactions contemplated by this Agreement:
     3.1 Organization. Each of the Purchaser, Callco and Quanta is a company duly organized, validly existing and in good standing under the laws of British Columbia in the case of the Purchaser and Callco, and Delaware in the case of Quanta. Each of the Purchaser and Quanta has all requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its respective businesses as now being conducted, and is duly qualified or registered and in good standing as a foreign entity to transact business under the laws of each jurisdiction where the character of its activities or the location of the properties owned or leased by it required such qualification or registration.
     3.2 Authorization. Each of the Purchaser, Callco and Quanta has full power and authority to execute and deliver this Agreement and any other certificate, agreement, document or other instrument to be executed and delivered by it in connection with the transactions contemplated by this Agreement (collectively, the “Purchaser Ancillary Documents”) and to perform its respective obligations under this Agreement and the Purchaser Ancillary Documents and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement has been approved by the respective board of directors of the Purchaser and Quanta. No additional corporate proceedings on the part of the Purchaser, Callco and Quanta are necessary to authorize the execution of the delivery of this Agreement and the consummation by the Purchaser, Callco and Quanta of the transactions contemplated hereby. This Agreement has been, and the Purchaser Ancillary Documents will be as of the Closing Date, duly executed and delivered by the Purchaser, Callco and Quanta, as applicable, and do or will, as the case may be, constitute the valid and binding agreements of the Purchaser, Callco, as applicable, enforceable against the Purchaser, Callco, and Quanta, as applicable, in accordance with their respective terms, subject to applicable bankruptcy, insolvency and other similar laws affecting the enforceability of creditors’ rights generally, general equitable principles and the discretion of courts in granting equitable remedies.

     3.3 Absence of Restrictions and Conflicts; Consents.
     (a) The execution, delivery and performance of this Agreement and the Purchaser Ancillary Documents, the consummation of the transactions contemplated by this Agreement and the Purchaser Ancillary Documents and the fulfillment of and compliance with the terms and conditions of this Agreement and the Purchaser Ancillary Documents do not or will not (as the case may be), with the passing of time or the giving of notice or both, violate or conflict with, constitute a breach of or default under, result in the loss of any benefit under, permit the acceleration of any obligation under or create in any party the right to terminate, modify or cancel: (i) any term or provision of the constating documents of the Purchaser, Callco or Quanta; (ii) any material contract filed as an exhibit to Quanta’s most recently filed Annual Report on Form 10-K pursuant to Item 601(b)(10) of Regulation S-K of the Securities Exchange Act of 1934, as amended, with respect to Quanta; (iii) any contract, agreement, permit, franchise or license applicable to the Purchaser or Callco; (iv) any judgment, decree, order, injunction, award or ruling of any Governmental Entity or arbitration panel to which the Purchaser, Callco or Quanta is a party or by which the Purchaser or Quanta or any of their respective assets or properties are bound; or (v) any Applicable Laws applicable to the Purchaser, Callco or Quanta.
     (b) Except for such notifications to The New York Stock Exchange (the “NYSE”) as may be required by the rules of the NYSE, such filings as may be required under federal, state or provincial securities laws, the Competition Act Compliance and a post-closing filing under the Investment Canada Act (Canada), no consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity or public or regulatory unit, agency or authority is required with respect to the Purchaser or Quanta in connection with the execution, delivery or performance of this Agreement or the Purchaser Ancillary Documents or the consummation of the transactions contemplated hereby or thereby.
     (c) No consent, approval, order or authorization of, or registration, declaration or filing with, any Person (other than a Governmental Entity) is required by or with respect to the Purchaser, Callco or Quanta in connection with the execution, delivery or performance of this Agreement or the Purchaser Ancillary Documents or the consummation of the transactions contemplated hereby or thereby.
     3.4 Brokers, Finders and Investment Bankers. Except as set forth in Schedule 3.4, none of the Purchaser, Callco or Quanta has employed any broker, finder or investment banker or incurred any liability for any investment banking fees, financial advisory fees, brokerage fees or finders’ fees in connection with the transactions contemplated by this Agreement.
     3.5 Exemptions from Securities Law. The issuance of the Exchangeable Shares by the Purchaser to the Shareholders and the issuance of shares of the Quanta Common Stock and Quanta Special Voting Stock by Quanta to the Shareholders in connection with the acquisition of the Targets Shares by the Purchaser is exempt from the prospectus requirements of applicable securities laws and the registration requirements do not apply or there is an exemption from the registration requirements of applicable securities laws, and no document is required to be filed, no proceeding is required to be taken and no permit, approval, consent or authorization is required to be obtained by the Purchaser, Callco or Quanta under applicable securities laws in connection with such issuance of the Exchangeable Shares and the Quanta Common Stock and Quanta Special Voting Stock.
     3.6 Compliance with Securities Law. No securities commission or similar regulatory authority or stock exchange has issued any order which is currently outstanding preventing or suspending trading in any securities of the Purchaser, Callco or Quanta, no such proceeding is to the Knowledge of the Purchaser, Callco or Quanta, pending, threatened, or contemplated and neither the Purchaser, Callco or Quanta is in default of any material requirement of any securities laws, rules or policies applicable to the Purchaser, Callco or Quanta or its securities.
     3.7 Compliance with Filing Requirements. Quanta has filed all forms, reports, schedules, statements and other documents (collectively, and including all exhibits, the “Quanta SEC Reports”) required to be filed by Quanta with the U.S. Securities and Exchange Commission (“SEC”) since December 31, 2005. As of their respective dates, and giving effect to any amendments or supplements that have been filed thereafter, the Quanta SEC Reports complied in all material respects with the requirements of the U.S. Securities Act of 1933, as amended, and the U.S. Securities Exchange Act of 1934, as amended, and the respective rules and regulations of the SEC promulgated thereunder applicable to the Quanta SEC Reports.
ARTICLE 4
CERTAIN COVENANTS AND AGREEMENTS
     4.1 Conduct of Operations of the Companies. From the date of this Agreement until the earlier of (a) the Closing Date or (b) the termination of this Agreement pursuant to Article 7, the Shareholders and the Covenantors shall, and shall cause each Company to, except as required in connection with the transactions contemplated by this Agreement and as otherwise consented to in writing by the Purchaser (such consent not to be unreasonably withheld or delayed):
     (a) conduct its business and operate its properties in the ordinary course consistent with past practice and not engage in any new line of business or enter into any agreement, transaction or activity or make any commitment with respect to any Company or the properties and assets of any Company, except those in the ordinary course of business and not otherwise prohibited under this Section 4.1;
     (b) use all commercially reasonable efforts necessary to preserve intact its relationships with customers, suppliers, subcontractors, independent contractors and others having business dealings with each Company and to keep available the services of its present officers, managers and employees (with respect to employees, in the ordinary course of business consistent with past practices);
     (c) maintain the existence and good standing of each Company in its jurisdiction of formation and in each jurisdiction in which the ownership or leasing of its property or the conduct of its business requires such qualification;
     (d) duly and timely file or cause to be filed all reports and returns required to be filed with any Governmental Entity and promptly pay or cause to be paid when due all

Taxes, assessments and governmental charges, including interest and penalties levied or assessed, unless diligently contested in good faith by appropriate proceedings;
     (e) maintain in existing condition and repair (ordinary wear and tear excepted), consistent with past practices, all buildings, offices, shops and other structures located on the Leased Real Property, and all equipment, fixtures and other tangible personal property owned or leased by each Company;
     (f) maintain supplies at levels that are in the ordinary course of business and consistent with past practice;
     (g) continue to extend customers credit, collect accounts receivable and pay accounts payable and similar obligations in the ordinary course of business consistent with past practice;
     (h) perform in all material respects all of their obligations under each Company Contract;
     (i) maintain in full force and effect and in the same amounts policies of insurance comparable in amount and scope of coverage to that now maintained by or on behalf of each Company;
     (j) continue to maintain its books and records on a basis consistent with the past practice of each Company;
     (k) continue their cash management practices in the ordinary course of business consistent with past practice;
     (l) not default under, or suffer to exist any event or condition that with notice or lapse of time or both would constitute a default under, any Company Contract (except those being contested in good faith) and not enter into, assume, amend or terminate any contract or commitment that is or would be a Company Contract;
     (m) not authorize for issuance, issue or deliver any additional shares in the capital of any Company or securities convertible into or exchangeable for shares in the capital of any Company, or issue or grant any right, option or other commitment for the issuance of such shares or securities, or split, combine or reclassify any shares in the capital of any Company;
     (n) not amend or modify the charter documents of any Company;
     (o) not declare any dividend, pay or set aside for payment any dividend or other distribution or make any payment to any Shareholder or any related parties other than the payment of salaries in the ordinary course of business;
     (p) not create any subsidiary, acquire any shares or other equity securities of any corporation or acquire any equity or ownership interest in any business or entity;

     (q) not dispose of or permit to lapse any rights to the use of any patent, trademark, trade name, service mark, license or copyright of any Company, including any of the Intellectual Property, or dispose of or disclose to any Person, any trade secret, formula, process, technology or know-how of any Company not heretofore a matter of public knowledge;
     (r) not: (i) sell any assets, except in the ordinary course of business consistent with past practice; (ii) create, incur or assume any indebtedness, except in the ordinary course of business consistent with past practice; (iii) grant, create, incur or suffer to exist any Liens (other than Permitted Liens) on any assets or properties of any Company that did not exist on the date hereof; (iv) incur any liability or obligation (absolute, accrued or contingent) except in the ordinary course of business consistent with past practice; (v) write-off any guaranteed checks, notes or accounts receivable except in the ordinary course of business consistent with past practice; (vi) write-down the value of any asset or investment on the books or records of any Company, except for depreciation and amortization in the ordinary course of business and consistent with past practice; (vii) cancel any debt or waive any claims or rights; (viii) make any commitment for any capital expenditure; or (ix) enter into any material contract or agreement;
     (s) not increase in any manner the compensation or benefits of, or enter into any new bonus or incentive agreement or arrangement with, any of its employees, directors or consultants;
     (t) not pay or agree to pay any additional pension, retirement allowance or other employee benefit under any Company Benefit Plan to any employee, whether past or present;
     (u) not adopt, amend or terminate any Company Benefit Plan or increase the benefits provided under any Company Benefit Plan, or promise or commit to undertake any of the foregoing in the future;
     (v) not amend an existing collective bargaining agreement or enter into a new collective bargaining agreement;
     (w) not amend or terminate any existing employment, severance, consulting, or other compensation agreement or enter into any new employment, severance, consulting or other compensation agreement, except for agreements with billable consultants entered into or amended in the ordinary course of business to the extent consistent with the past practice;
     (x) not pay, discharge or satisfy any claim, liability or obligation (absolute, contingent or otherwise) other than in the ordinary course of business consistent with past practice;
     (y) not increase any reserves for contingent liabilities (excluding any adjustment to bad debt reserves in the ordinary course of business consistent with past practice);

     (z) not make any loan, or create any indebtedness to, any Shareholder, any Affiliate of any Shareholder or any Person related (by blood, marriage or otherwise) to any Shareholder; and
     (aa) not authorize, or commit or agree to take, any of the foregoing actions.
     In connection with the continued operation of each Company between the date hereof and the Closing Date, the Shareholders will confer in good faith on a regular and frequent basis with the Purchaser regarding operational matters and the general status of ongoing operations of each Company promptly and will notify the Purchaser of any event or occurrence that has had or may reasonably be expected to have an adverse effect on the assets, liabilities, results of operations, business or prospects of any Company. The Shareholders acknowledge that the Purchaser does not waive any rights it may have under this Agreement as a result of such consultations or notifications unless otherwise given in writing. The Shareholders shall not, and shall cause each Company not to, take any action that would, or that could reasonably be expected to, result in any of the representations and warranties of the Shareholders set forth in this Agreement becoming untrue.
     4.2 Inspection and Access to Information. From the date hereof until the earlier of the Closing Date or the termination of this Agreement pursuant to Article 7, the Shareholders will, and will cause each Company and its officers, directors, managers, auditors and agents to, provide the Purchaser and its accountants, investment bankers, lenders, legal counsel, consultants and other authorized representatives full access, during reasonable hours and under reasonable circumstances, to such premises, employees, books and records (including all Tax Returns filed and those in preparation) and properties of each Company as the Purchaser may reasonably request, including all monthly and quarterly balance sheets and statements of income and cash flows of each Company, and will cause the officers of each Company to furnish to the Purchaser and its authorized representatives, promptly upon request therefor, any and all financial, technical and operating data and other information pertaining to each Company and otherwise reasonably cooperate with the conduct of due diligence by the Purchaser and its authorized representatives.
     4.3 No Solicitation of Transactions. From the date hereof until the earlier of the Closing Date or the termination of this Agreement pursuant to Article 7, the Shareholders and the Covenantors shall not, and shall cause each Company and their respective Affiliates not to, directly or indirectly, through any officer, director, employee, agent or representative of any of them or otherwise, initiate, solicit or encourage (including by way of furnishing non-public information or assistance), or enter into negotiations of any type, directly or indirectly, or enter into a confidentiality agreement, letter of intent or purchase agreement, merger agreement, arrangement or amalgamation agreement or other similar agreement with any Person other than the Purchaser with respect to the sale of any shares in the capital of any Company, or a merger, arrangement, amalgamation, consolidation, business combination, sale of all or any substantial portion of the assets of any Company, or the liquidation or similar extraordinary transaction with respect to any Company. The Shareholders shall notify the Purchaser orally (within one Business Day) and in writing (as promptly as practicable) of all relevant terms of any bona fide proposals by a third party to do any of the foregoing which the Shareholders, the Companies or any of their respective Affiliates or any of their respective officers, directors, partners, employees, investment bankers, financial advisors, attorneys, accountants or other representatives may receive relating to any of such matters and, if such proposal is in writing, the Shareholders shall deliver to the Purchaser a copy of such proposal.
     4.4 Reasonable Efforts; Further Assurances; Cooperation. Subject to the other provisions of this Agreement, the Parties will each use their reasonable, good faith efforts to perform their obligations in this Agreement and to take, or cause to be taken, and do, or cause to be done, all things necessary, proper or advisable under Applicable Law to obtain all required consents and regulatory approvals and to satisfy all conditions to their respective obligations under this Agreement and to cause the transactions contemplated in this Agreement to be effected on the Closing Date in accordance with the terms of this Agreement and will cooperate fully with each other and their respective officers, directors, employees, agents, counsel, accountants and other designees in connection with any steps required to be taken as a part of their respective obligations under this Agreement, including:
     (a) Each of the Parties promptly will make their respective filings and submissions and will take all actions necessary, proper or advisable under Applicable Laws to obtain any required approval of any Governmental Entity with jurisdiction over the transactions contemplated by this Agreement (except that the Purchaser shall have no obligation to take or consent to the taking of any action required by any such Governmental Entity that could adversely affect any Company, the properties and assets of any Company, or the transactions contemplated by this Agreement or the Purchaser Ancillary Documents). Each of the Parties will furnish all information required for any application or other filing to be made pursuant to any Applicable Law in connection with the transactions contemplated by this Agreement.
     (b) In the event any claim, action, suit, investigation or other proceeding by any Governmental Entity or other Person is commenced which questions the validity or legality of the Acquisition or any of the other transactions contemplated by this Agreement or seeks damages in connection therewith, the Parties agree to cooperate and use all reasonable efforts to defend against such claim, action, suit, investigation or other proceeding and, if an injunction or other order is issued in any such action, suit or other proceeding, to use all reasonable efforts to have such injunction or other order lifted and to cooperate reasonably regarding any other impediment to the consummation of the transactions contemplated by this Agreement.
     (c) Each of the Shareholders and the Companies, as applicable, will give any notices to third parties and use all commercially reasonable efforts (in consultation with the Purchaser) necessary to obtain any third party consents: (i) necessary, proper or advisable to consummate the transactions contemplated by this Agreement; (ii) disclosed or required to be disclosed in the Schedules to this Agreement, including the consents with respect to the Company Contracts described in Schedule 2.5 and Schedule 2.13, the leases of the Leased Real Property described on Schedule 2.6, and all other consents described in such Schedules; (iii) required to avoid a breach of or default under any Company Contracts in connection with the consummation of the transactions contemplated by this Agreement; or (iv) required to prevent a material adverse effect on the assets, liabilities, results of operations, business or prospects of any Company, whether prior to or after the Closing Date.
     (d) Each Party will give prompt notice to the other Party of: (i) the occurrence, or failure to occur, of any event which occurrence or failure would be likely to cause any representation or warranty of the Shareholders, Covenantors or the Purchaser, as the case may be, contained in this Agreement to be untrue or inaccurate at any time from the date hereof to the Closing Date or that will or may result in the failure to satisfy any of the conditions specified in Article 5 of this Agreement; and (ii) any failure of any of the Shareholders, Covenantors or the Purchaser, as the case may be, to comply in any material respect with or satisfy any covenant, condition or agreement to be complied with or satisfied by any of them under this Agreement. Each Party acknowledges that each other Party does not and will not waive any rights it may have under this Agreement as a result of any such notifications.
     4.5 Public Announcements. The Parties will consult with each other prior to issuing any publication or press release of any nature with respect to this Agreement or the transactions contemplated hereby and shall not make or issue, or cause to be made or issued, any such publication or press release prior to such consultation and without the prior written consent of the other Parties (which consent will not be unreasonably withheld or delayed) except to the extent, but only to such extent, that, in the opinion of the Party issuing such publication or press release, such announcement or statement may be required by any Applicable Laws, any listing agreement with any national securities exchange or any national securities exchange rule or regulation, in which case the Party proposing to issue such publication or press release shall make all reasonable efforts to consult in good faith with the other Parties before issuing any such publication or press release and shall reasonably cooperate with the other Parties with respect to the timing, manner and content of disclosure.
     4.6 Shareholders’ Disclosure Schedules.
     (a) The disclosures in the Schedules, and those in any supplement thereto, relate only to the representations and warranties in the section or paragraph of the Agreement to which they expressly relate and not to any other representation or warranty in this Agreement. If there is any inconsistency between the statements in the body of this Agreement and those in the Schedules (other than an exception expressly set forth in the Schedules with respect to a specifically identified representation or warranty), the statements in the body of this Agreement will control.
     (b) From time to time up to the earlier of the Closing Date or termination of this Agreement pursuant to Article 7, the Shareholders shall promptly supplement or amend the Schedules that they have delivered with respect to any matter first existing or occurring following the date hereof that (i) if existing or occurring at or prior to the date hereof, would have been required to be set forth or described in the Schedules, or (ii) is necessary to correct any information in the Schedules that has been rendered inaccurate thereby. Any such supplement or amendment to the Schedules pursuant to the preceding sentence shall not have the effect of modifying the representations and warranties contained in Article 2 for purposes of determining satisfaction of the conditions set forth in Section 5.2 or for purposes of determining a breach of the representations and warranties for purposes of Section 8.1, but shall be given effect in the event of any claim of fraud by any Purchaser Indemnified Parties under this Agreement.
     4.7 Insurance. The Shareholders shall cause each Company to maintain in full force without interruption its present insurance policies or comparable insurance coverage.
     4.8 Non-Competition. As partial consideration for payment of the Purchase Price, the Shareholders and the Covenantors agree to the following covenants:
     (a) Definitions. For the purposes of this Section 4.8, the following definitions shall apply:
     (i) “Company Activities” shall mean (A) specialty contracting services for electric power transmission (overhead and underground, energized and de-energized) and distribution (overhead and underground, energized and de-energized), including engineering, procurement and construction, project quality management, design, surveying and geotechnical services, and substation and transmission foundations, and fibre optics lines, including installation, splicing and maintenance, and (B) all other services provided by any Company during the three (3) year period prior to the Closing Date to any current or former customer of any Company.
     (ii) “Competing Business” shall mean any Person that engages in Company Activities in the Territory, but expressly excluding Quanta, the Purchaser and any Company.
     (iii) “Confidential Information” shall mean any data or information of the Companies (other than Trade Secrets) that is valuable to the operation of the Companies, and not generally known to competitors.
     (iv) “Noncompete Period” shall mean five years following the Closing Date.
     (v) “Territory” shall mean the Provinces of Alberta and British Columbia and any other jurisdiction in which any of the Companies has performed services or otherwise engaged in activities for the purpose of performing services.
     (vi) “Trade Secrets” shall mean trade secret and confidential information, including confidential technical or non-technical data, a formula, pattern, compilation, program, including computer software and related source codes, device, method, technique, drawing, process, financial data, financial plan, product plan, list of actual or potential customers or suppliers, or other information similar to any of the foregoing, which derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can derive economic value from its disclosure or use. The term “Trade Secrets” shall not include an item of information that is or becomes available to the industry (e.g., available in the technical literature, databases or the like) or is in, or subsequently enters, the public domain other than as a result of a disclosure by a Shareholder.
     (b) Trade Secrets. The Shareholders and the Covenantors shall hold in confidence at all times after the date hereof all Trade Secrets of the Companies, and shall not disclose, publish or make use of Trade Secrets at any time after the date hereof without the prior written consent of the Purchaser, except: (i) as necessary in the ordinary course of performing such Shareholder’s duties for any Company, to the extent such Shareholder is a director, officer, manager or employee of such Company, and (ii) a Shareholder or Covenantor shall, subject to the covenants in Section 4.8(d), be entitled to use Residual Information (as defined below) for any purpose. Nothing in this Agreement shall diminish the rights of the Purchaser or its Affiliates regarding the protection of Trade Secrets and other intellectual property pursuant to Applicable Laws from and after the Closing Date. “Residual Information” means information in intangible form which is retained in the memory of a Shareholder or Covenantor resulting from access to or work with Trade Secrets or Confidential Information.
     (c) Confidential Information. The Shareholders and the Covenantors hereby agree to hold in confidence all Confidential Information and to not disclose, publish or make use of Confidential Information without the prior written consent of the Purchaser, provided that a Shareholder or Covenantor shall, subject to the covenants in Section 4.8(d), be entitled to use Residual Information for any purpose.
     (d) Noncompetition.
     (i) Each of Victor, Adam, Phil and Paul (the “Covenanting Shareholders”) hereby acknowledge that the Companies conduct Company Activities throughout the Territory. Each of the Covenanting Shareholders acknowledge that to protect adequately the interest of the Purchaser in the Companies, it is essential that any noncompete covenant with respect thereto cover all Company Activities and the entire Territory;
     (ii) Each of the Covenanting Shareholders hereby agree that they shall not, during the Noncompete Period, in any manner, directly or indirectly or by assisting others, engage in, have an equity or profit interest in, or render services (of an executive, marketing, manufacturing, research and development, administrative, financial or consulting nature) to any Competing Business;
     (iii) Without limiting the generality of the foregoing restrictions, each of the Covenanting Shareholders hereby further agrees that, during the Noncompete Period, they shall not, directly or indirectly, alone or as a partner, joint venturer, officer, director, shareholder, employee, consultant, agent or independent contractor of, or lender to, any person or business, (x) create or maintain any business relationship with any customer of any Company (including the provision of any Company Activities to or for any such customer), or otherwise solicit any customer of any Company for the benefit of any Competing

Business, or (y) request, advise or induce any customer of any Company to withdraw, curtail or cancel, or engage in any other activity that could adversely affect, the relationship such Person has with any Company;
provided, however, that the passive ownership of less than one percent of the ownership interests of an entity having a class of securities that is traded on a national securities exchange or over-the-counter market shall not be a violation of this Section 4.8(d).
     (e) Nonsolicitation. Unless otherwise agreed to in writing by the Purchaser, the Shareholders and the Covenantors hereby agree that they shall not, during the Noncompete Period, in any manner, directly or indirectly or by assisting others, recruit or hire away or attempt to recruit or hire away, on their behalf or on behalf of any other Person, any employee or independent contractor of any Company or any individual that was an employee or independent contractor of any Company within one year prior to such solicitation and provided services to the Company.
     (f) Severability. If a judicial or arbitral determination is made that any of the provisions of this Section 4.8 constitutes an unreasonable or otherwise unenforceable restriction against the Shareholders or the Covenantors, the provisions of this Section 4.8 shall be rendered void only to the extent that such judicial or arbitral determination finds such provisions to be unreasonable or otherwise unenforceable with respect to it. In this regard, the Parties hereby agree that any judicial authority construing this Agreement shall be empowered to sever any portion of the Territory, any prohibited business activity or any time period from the coverage of this Section 4.8 and to apply the provisions of this Section 4.8 to the remaining portion of the Territory, the remaining business activities and the remaining time period not so severed by such judicial or arbitral authority. The time period during which the prohibitions set forth in this Section 4.8 shall apply shall be tolled and suspended for a period equal to the aggregate time during which any of the Shareholders or the Covenantors violate such prohibitions in any respect.
     (g) Injunctive Relief. The Shareholders and the Covenantors hereby acknowledge and agree that the remedies at law would be inadequate to protect the Companies and the Purchaser against any actual or threatened breach of the provisions contained in this Section 4.8 by any Shareholder or Covenantor, and that any such breach would cause irreparable harm, and, as such, the Shareholders and Covenantors further agree that the Purchaser shall be entitled to injunctive relief without making proof of actual damages. Such injunctive relief shall not be deemed exclusive remedies for any such breach, but shall be in addition to and without prejudice to any other rights or remedies otherwise available to the Purchaser. The Shareholders and Covenantors agree that, in connection with any injunctive relief sought by the Purchaser, any and all requirements for proof of actual damages or bonding are hereby waived.
     (h) Reasonable Restraint. It is agreed by the Parties hereto that the foregoing covenants in this Section 4.8 are necessary in terms of time, activity and territory to protect the interests of the Purchaser in the assets and businesses being acquired pursuant to the terms of this Agreement and impose a reasonable restraint on the Shareholders and

Covenantors in light of the activities and businesses of the Companies on the date of the execution of this Agreement and the current plans of the Companies.
     4.9 Tax Matters.
     (a) Tax Periods Ending on or Before the Closing Date. The Shareholders will, and will cause each Company to, prepare and timely file or cause to be prepared and timely filed, at the Shareholders’ sole expense, all Tax Returns of each Company that are due with respect to any taxation period ending on or before the Closing Date. Such authority will include, but not be limited to, the determination of the manner in which any items of income, gain, deduction, loss, or credit arising out of the income, properties, and operations of each Company will be reported or disclosed in such Tax Returns; provided, however, that such Tax Returns will be prepared by treating items on such Tax Returns in a manner consistent with the past practice with respect to such items, unless otherwise required by Applicable Law. The Shareholders will provide to the Purchaser drafts of each such Tax Return at least 30 days prior to the due date for its filing. At least 15 days prior to the due date for the filing of such Tax Return, the Purchaser will notify the Shareholders of the existence of any objection specifying in reasonable detail the nature and basis of such objection to any items set forth on such draft Tax Return (a “Dispute Notice”). The Purchaser and the Shareholders agree to consult and resolve in good faith any such objection, it being agreed that if an item is being treated in a manner consistent with past practices, such item will be rebuttably presumed to be reasonable and appropriate. Notwithstanding anything to the contrary contained herein, the Shareholders will not, and will not permit any of the Companies to, file any Tax Return without the prior written consent of the Purchaser, which consent shall not be unreasonably withheld; provided that no such consent will be required if the Purchaser has not delivered a Dispute Notice with respect to such Tax Return or the objections contained in such Dispute Notice have been finally resolved.
     (b) Tax Periods Beginning Before and Ending After the Closing Date. The Purchaser shall prepare or cause to be prepared, and file or cause to be filed, all Tax Returns of each Company for all taxable periods which begin before the Closing Date and end after the Closing Date. For purposes of this Section 4.9(b), in the case of any Taxes that are imposed on a periodic basis and are payable for a taxable period that includes (but does not end on) the Closing Date, the portion of such Taxes that relates to the portion of such taxable period ending on the Closing Date shall: (x) in the case of any Taxes other than Taxes based upon or related to use, income or receipts, be deemed to be the amount of such Taxes for the entire taxable period multiplied by a fraction in which the numerator is the number of days in the taxable period ending on the Closing Date and the denominator is the number of days in the entire taxable period; and (y) in the case of any Taxes based upon or related to use, income or receipts, be deemed equal to the actual amount of such Taxes that would be payable if the relevant taxable period ended on the Closing Date. Any credits relating to a taxable period that begins before and ends after the Closing Date shall be taken into account as though the relevant taxable period ended on the Closing Date.

     (c) Cooperation on Tax Matters. The Purchaser and the Shareholders shall cooperate fully, as and to the extent reasonably requested by the other Party, in connection with the preparation and filing of Tax Returns pursuant to this Section and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other Party’s request) the provision of records and information that are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Purchaser and the Shareholders agree (i) to the extent not delivered to the other Party or its Affiliates pursuant to this Agreement, to retain all books and records in their possession or control with respect to Tax matters pertinent to each Company relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by the Purchaser or the Shareholders, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any Tax Authority, and (ii) to give the other Party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other Party so requests, the Purchaser or the Shareholders, as the case may be, shall allow the other Party to take possession of such books and records. The Purchaser and the Shareholders further agree, upon request, to use their best efforts to obtain any certificate or other document from any Governmental Entity or any other Person as may be necessary to mitigate, reduce or eliminate any Taxes that could be imposed (including with respect to the transactions contemplated hereby).
     (d) Controversies. The Shareholders will not enter into any settlement of or otherwise compromise any Tax matter that affects or may materially affect the Tax liability of any Company for any post-closing Tax Period, without the prior written consent of the Purchaser, which consent shall not be unreasonably withheld. The Shareholders will keep the Purchaser fully and timely informed with respect to the commencement, status and nature of any Tax matter. The Shareholders will, in good faith, consult with the Purchaser regarding the conduct of or positions taken in any such proceeding.
     (e) Tax Sharing Agreements. Any tax sharing agreement between the Shareholders or any of their Affiliates and each Company shall be terminated as of the Closing Date and shall have no further effect for any taxable year (whether the current year, a future year, or a past year).
     (f) Section 85 Tax Election. The parties agree that the Shareholders may, at their option, file joint elections under subsection 85(1) of the Income Tax Act (Canada) electing to transfer any of the Targets Shares owned by the Shareholders at amounts to be determined by the Shareholders, to be not less than the non-share consideration received for the Targets Shares by each Shareholder and not greater than the Purchase Price of such Shareholder’s Targets Shares. The Shareholders and the Purchaser agree to file corresponding joint elections under any applicable provincial taxing statutes.
     4.10 Repayment of Related-Party Loans. All receivables of each Company or other amounts owing to each Company by any director, officer, manager or employee of each

Company or by any Shareholder or any Affiliate of each Company or any Affiliate of a Shareholder shall be paid in full prior to or on the Closing Date. All receivables of any director, officer, manager or employee of each Company or of any Shareholder or any Affiliate of each Company or any Affiliate of a Shareholder or other amounts owing to any such Person by each Company, other than reasonable expense reimbursements in the ordinary course of business, shall be paid in full prior to the Closing Date.
     4.11 Transition Assistance.
     (a) Following the Closing, during any such period of time when such Shareholder is not employed by the Purchaser, any Company or any other direct or indirect subsidiary of the Purchaser, each Shareholder shall: (i) cooperate fully with the Purchaser to cause a smooth transition of the ownership and operation of the Companies from the Shareholders to the Purchaser; (ii) make themselves available to the Companies and the Purchaser, as reasonably requested, for a period of up to one year following the Closing Date, to advise and assist in the transition of customer relationships to the Purchaser and with respect to other transition matters concerning the Companies; and (iii) maintain and monitor on a periodic basis existing telephone numbers, voicemail and email addresses and shall respond promptly with respect to any information requested.
     (b) The Shareholders shall not take any action that is designed or intended to have the effect of discouraging any lessor, licensor, customer, supplier, or other business associate of any Company from maintaining at least as favorable business relationships with such Company and the Purchaser after the Closing as it maintained with such Company prior to the Closing. The Shareholders will refer all customer, supplier, and other inquiries relating to any Company or its business and operations to the Purchaser or an Affiliate thereof.
     4.12 Consent and Waiver of the Shareholders. Each Shareholder authorizes, approves and consents to the sale of Targets Shares pursuant to this Agreement and all other actions and transactions of such other Shareholders contemplated herein for all purposes.
     4.13 Change of Name. Within thirty (30) days following the Closing Date, the Shareholders shall cause Valard Holdings to change its name so that it no longer contains the word “Valard” and shall provide evidence of such name change to the Purchaser.
     4.14 Hydro Power Generation Activities. Prior to any Shareholder or Covenantor engaging or participating in, directly or indirectly, (including making any capital contribution, equity investment or loan in or to) any new hydro power generation facility, project or business (each such engagement or participation referred to hereinafter as a “Hydro Power Activity”), such Shareholder or Covenantor, as applicable, shall notify Quanta in writing in advance of such Hydro Power Activity. Quanta shall have the right to participate in any such Hydro Power Activity in a similar fashion and on an equal basis as the applicable Shareholders and Covenantors. If, after receipt of such notice, Quanta waives in writing its right to particpate in the Hydro Power Activity, then the Shareholder or Covenantor, as applicable, may proceed on its own with respect to such Hydro Power Activity.

ARTICLE 5
CONDITIONS TO CLOSING
     5.1 Conditions to Each Party’s Obligations. The respective obligations of each Party to effect the transactions contemplated by this Agreement will be subject to the fulfillment at or prior to the Closing of each of the following conditions:
     (a) Injunction. There shall be no effective injunction, writ or preliminary restraining order or any order of any nature issued by a Governmental Entity of competent jurisdiction to the effect that the Acquisition may not be consummated as provided in this Agreement, no proceeding or lawsuit shall have been commenced by any Governmental Entity for the purpose of obtaining any such injunction, writ or preliminary restraining order and no written notice will have been received from any Governmental Entity indicating an intent to restrain, prevent, materially delay or restructure the transactions contemplated by this Agreement.
     (b) Consents. All consents, approvals, orders or authorizations of, or registrations, declarations or filings with, any Governmental Entity required in connection with the execution, delivery or performance of this Agreement will have been obtained or made, except where the failure to have obtained or made any such consent, approval, order, authorization, declaration or filing would not have a material adverse effect on the assets, liabilities, results of operations, business or prospects of any Company after the Closing.
     (c) Competition Act Compliance. The Competition Act Compliance (as hereinafter defined) shall have been obtained. “Competition Act Compliance” means: (i) the issuance of an advance ruling certificate issued by the Commissioner pursuant to section 102 of the Competition Act (“Advance Ruling Certificate”) with respect to the transactions contemplated by this Agreement; or (ii) the notice required under Section 114 of the Competition Act with respect to the transactions contemplated by this Agreement shall have been given and the applicable waiting period under Section 123 of the Competition Act shall have expired or been terminated early in accordance with the Competition Act; or (iii) the obligation to give the requisite notice with respect to the transactions contemplated by this Agreement shall have been waived pursuant to subsection 113(c) of the Competition Act; and, in the case of (ii) or (iii), the Purchaser shall have received a “no action” letter from the Commissioner which confirms that the Commissioner is of the view that there are not sufficient grounds to initiate proceedings before the Competition Tribunal under the merger provisions of the Competition Act in respect of the transactions contemplated by this Agreement and the form of and any terms and conditions attached to any such advice shall be acceptable to the Purchaser, acting reasonably, and such advice shall not have been rescinded or amended as at the time of Closing. “Commissioner” means the Commissioner of Competition appointed under subsection 7(1) of the Competition Act. “Competition Tribunal” means the Competition Tribunal as established by subsection 3(1) of the Competition Tribunal Act, R.S.C. 1985, c.19, as amended. “Competition Act” means the Competition Act, R.S.C. 1985, c. C-34, as amended, including the regulations promulgated thereunder.

     5.2 Conditions to Obligations of the Purchaser. The obligations of the Purchaser to consummate the transactions contemplated by this Agreement will be subject to the fulfillment at or prior to the Closing of each of the following additional conditions (any or all of which may be waived by the Purchaser in whole or in part to the extent permitted by Applicable Laws):
     (a) Representations and Warranties. The representations and warranties of the Shareholders set forth in Article 2 shall have been true and correct in all material respects as of the date hereof and shall be true and correct in all material respects as of the Closing Date as though made on and as of the Closing Date (except that those representations and warranties that by their terms are qualified by materiality shall be true and correct in all respects and except that representations and warranties that speak as of a specified date shall have been true and correct only on such date);
     (b) Performance of Obligations of the Shareholders. The Shareholders shall have performed in all material respects all covenants and agreements required to be performed by them under this Agreement on or prior to the Closing Date;
     (c) No Material Adverse Change. Between the date hereof and the Closing Date, there shall not have occurred any material adverse change, or any event, effect or development that would reasonably be expected to have, individually or in the aggregate, a material adverse change, in or affecting any Company or its business, results of operations, cash flows, financial condition, assets, liabilities or prospects;
     (d) Shareholder Certificate. The Shareholders shall have executed and delivered to the Purchaser a certificate as to compliance with the conditions set forth in Sections 5.2(a), (b) and (c);
     (e) Shareholder Releases. Each Shareholder shall have executed and delivered a release and waiver substantially in the form attached hereto as Exhibit 5.2(e);
     (f) Closing Date Debt; Release of Liens. The Shareholders shall have delivered to the Purchaser (i) at least three days prior to the Closing Date in form reasonably satisfactory to the Purchaser payoff letters from each creditor of Closing Date Debt (provided that, for the avoidance of doubt, payoff letters shall not be required for trade payables and any other payables or accrued expenditures that are not classified as indebtedness under GAAP), which letters shall be addressed to each Company, as applicable, confirming the outstanding amount of the Closing Date Debt owed to such creditor as of the Closing Date and any per diem payable thereafter and (ii) satisfactory evidence that that each Company’s revolving line of credit has been terminated in full and, in each case, confirming that, upon payment of such amounts or termination of the revolving line of credit, all Liens (other than Permitted Liens) affecting the real and personal property of each Company in favor of such creditor will be released;
     (g) Opinion of Shareholder and Company Counsel. The Purchaser shall have received an opinion of Hustwick Hodgson and Payne, counsel to the Shareholders and the Companies, dated the Closing Date, in substantially the form attached as Exhibit 5.2(g);

     (h) Due Diligence. The Purchaser shall have completed and shall be satisfied with the results of its accounting, financial, operational, business, legal and other due diligence investigations of each Company, including confirmation of the historical financial results and financial projections of each Company;
     (i) Lease Agreements. A fully executed termination agreement in form and substance satisfactory to the Purchaser of any written or oral lease arrangement by and between Valard Construction and 964125 Alberta Ltd. with respect to the properties located at 6215 — 86th Avenue, Calgary, Alberta, 6625—45th Street, Leduc, Alberta and 3911 — 82nd Avenue, Leduc Alberta (such properties, together with 14310-97th Street, Grand Prairie, Alberta, are collectively, the “Primary Properties”).
     (j) New Lease Agreements. Valard Holdings and 964125 Alberta Ltd., as applicable, shall have delivered to the Purchaser an executed counterpart of a lease agreement with respect to each of the Primary Properties in substantially the form attached hereto as Exhibit 5.2(j) (the “Lease Agreements”).
     (k) Employment Agreements. Each of Victor, Adam, Philip, Paul and Roland Bailey shall have executed and delivered to the Purchaser an employment agreement with Valard Construction, which shall be in the form attached hereto as Exhibit 5.2(k) (an “Employment Agreement”);
     (l) Support Agreement. Each of Adam and Valard Holdings shall have executed and delivered to the Purchaser, Callco and Quanta a support agreement, which shall be in the form attached hereto as Exhibit 5.2(l) (the “Support Agreement”);
     (m) Voting and Exchange Rights Agreement. Each of Adam and Valard Holdings shall have executed and delivered to the Purchaser and Quanta a Voting and Exchange Rights Agreement, which shall be in the form attached hereto as Exhibit 5.2(m) (the “Voting and Exchange Rights Agreement”);
     (n) Escrow Agreement. Each of the Shareholders and the Escrow Agent shall have executed and delivered to the Purchaser the Escrow Agreement; and
     (o) Shareholder Ancillary Documents. The Shareholders shall have delivered, or caused to be delivered, to the Purchaser the following:
     (i) originals of the share certificates representing all of the Targets Shares duly endorsed for transfer to the Purchaser;
     (ii) the resignations, effective as of the Closing Date, of the directors and, if requested by the Purchaser, the officers of each Company;
     (iii) evidence of the termination of any powers of attorney on behalf of any Company set forth in Schedule 2.28;
     (iv) certificates by the Secretary of each Company, dated the Closing Date, as to (1) the good standing of such Company in its jurisdiction of incorporation and in each other jurisdiction where it is qualified to do business, (2) true and correct copies of its charter documents and no amendments to those charter documents and (3) the effectiveness of all board and shareholder resolutions of the Targets passed in connection with this Agreement and the transactions contemplated hereby;
     (v) the organizational record books, minute books and corporate seal of each Company;
     (vi) evidence of the completion of each of the pre-closing transactions contemplated by the reorganization plan set forth in Schedule 5.2(o)(vi) (the “Reorganization Plan”), which transactions shall be in form reasonably satisfactory to the Purchaser; and
     (vii) all other documents required to be entered into by the Shareholders pursuant to this Agreement at or prior to the Closing or reasonably requested by the Purchaser to convey all of the Targets Shares to the Purchaser or to otherwise consummate the transactions contemplated by this Agreement.
     5.3 Conditions to Obligations of the Shareholders. The obligations of the Shareholders to consummate the transactions contemplated by this Agreement will be subject to the fulfillment at or prior to the Closing of each of the following additional conditions (any or all of which may be waived by the Shareholders in whole or in part to the extent permitted by Applicable Laws):
     (a) Representations and Warranties. The representations and warranties of the Purchaser, Callco and Quanta set forth in Article 3 shall have been true and correct in all material respects as of the date hereof and shall be true and correct in all material respects as of the Closing Date as though made on and as of the Closing Date (except that those representations and warranties that by their terms are qualified by materiality shall be true and correct in all respects and except that representations and warranties that speak as of a specified date shall have been true and correct only on such date);
     (b) Performance of Obligations by the Purchaser. Each of the Purchaser, Callco and Quanta shall have performed in all material respects all covenants and agreements required to be performed by them under this Agreement on or prior to the Closing Date;
     (c) Certificates. The Purchaser, Callco and Quanta shall have delivered to the Shareholders a certificate signed by a duly authorized officer as to compliance with the conditions set forth in Sections 5.3(a) and (b);
     (d) Employment Agreements. Valard Construction shall have executed and delivered to each of Victor, Adam, Philip, Paul and Roland Bailey an Employment Agreement;
     (e) Support Agreement. The Purchaser, Callco and Quanta shall have executed and delivered to the Shareholders the Support Agreement;

     (f) Voting and Exchange Rights Agreement. The Purchaser and Quanta shall have executed and delivered to the Shareholders the Voting and Exchange Rights Agreement; and
     (g) Escrow Agreement. Each of the Purchaser and the Escrow Agent shall have executed and delivered to the Shareholders the Escrow Agreement;
     (h) Payment of Consideration. The Purchaser shall have paid the Cash Consideration in accordance with Section 1.3,
     (i) Opinion of Purchaser, Callco and Quanta Counsel. The Shareholders shall have received an opinion of Fasken Martineau DuMoulin LLP, counsel to the Purchaser, Callco and Quanta, dated the Closing Date, in substantially the form attached as Exhibit 5.3(i); and
     (j) Purchaser Ancillary Documents. The Purchaser shall have delivered, or caused to be delivered, to the Shareholders the following:
     (i) certificates by the Secretary or any Assistant Secretary of the Purchaser, Callco and Quanta, dated the Closing Date, as to: (A) the good standing of the Purchaser, Callco and Quanta, as applicable, in their respective jurisdictions of incorporation; and (B) the effectiveness of all board resolutions of the Purchaser, Callco and Quanta passed in connection with this Agreement and the transactions contemplated hereby;
     (ii) a copy of the share certificates representing the Exchangeable Shares to be issued as provided in Section 1.4(a);
     (iii) a copy of the instruction letter to Quanta’s transfer agent as provided in Section 1.4(b); and
     (iv) all other documents required to be entered into or delivered by the Purchaser, Callco or Quanta at or prior to the Closing pursuant to this Agreement.
ARTICLE 6
CLOSING
     The consummation of the transactions contemplated by this Agreement are referred to in this Agreement as the “Closing.” The “Closing Date” will be the date on which the Closing occurs. The Closing will occur on October 25, 2010, or on such other date as the Parties may agree. The Closing will take place via the electronic exchange of executed documents, or at such place or via such other method as the Parties may agree.
ARTICLE 7
TERMINATION
     7.1 Termination. This Agreement may be terminated at any time at or prior to the Closing (the “Termination Date”):

     (a) in writing by mutual consent of the Parties;
     (b) by either the Shareholders or the Purchaser:
     (i) if any Governmental Entity having jurisdiction over any Party hereto shall have issued any order, decree, ruling or injunction or taken any other action permanently restraining, enjoining or otherwise prohibiting the consummation of the Acquisition and such order, decree, ruling or injunction or other action shall have become final and nonappealable or if there shall be adopted any law or regulation that makes consummation of the Acquisition illegal or otherwise prohibited; provided, however, that the right to terminate this Agreement under this Section 7.1(b)(i) shall not be available to any Party whose failure to fulfill any material covenant or agreement under this Agreement has been the cause of or resulted in the action or event described in this Section 7.1(b)(i) occurring;
     (ii) if the Closing shall not have occurred on or before December 15, 2010; or
     (iii) in the event of a breach by the other Party of any representation, warranty, covenant or other agreement contained in this Agreement which (A) would give rise to the failure of a condition set forth in Section 5.2(a) or (b) or 5.3(a) or (b), as applicable, if it was continuing as of the Closing Date and (B) cannot be cured by the Termination Date (a “Terminable Breach”); provided that the terminating Party is not then in Terminable Breach of any representation, warranty, covenant or other agreement contained in this Agreement.
     7.2 Effect of Termination. In the event of termination of this Agreement pursuant to this Article 7, this Agreement will forthwith become void and there will be no liability on the part of any Party or its respective partners, officers, directors or shareholders, except for obligations under Sections 4.5, 10.6, 10.7 and 10.16 and this Section, all of which will survive the Termination Date. Notwithstanding the foregoing, nothing contained in this Section 7.2 will relieve any Party from any liability for any breach of such Party’s obligations and covenants set forth in this Agreement prior to the Termination Date.
ARTICLE 8
INDEMNIFICATION
     8.1 Indemnification Obligations of the Shareholders. Subject to the other terms of this Article 8, the Shareholders and the Covenantors, jointly and severally, will indemnify, defend and hold harmless the Purchaser, the Companies and the Purchaser’s Affiliates, each of their respective officers, directors, employees, agents and representatives and each of the heirs, executors, successors and permitted assigns of any of the foregoing (collectively, the “Purchaser Indemnified Parties”) from, against and in respect of any and all claims, liabilities, obligations, losses, costs, expenses, penalties, fines and judgments (at equity or at law) and damages whenever arising or incurred (including amounts paid in settlement, costs of investigation and reasonable attorneys’ fees and expenses) (collectively, “Losses”) arising out of, relating to or in connection with:
     (a) any breach or inaccuracy of any representation or warranty made by any of the Shareholders or Covenantors in this Agreement or in any of the Shareholder Ancillary Documents, whether such breach or inaccuracy exists or is made on the Effective Date (without giving effect to any supplements to the Shareholders’ Schedules) or as of the Closing Date;
     (b) any breach of any covenant, agreement or undertaking made by any of the Shareholders or the Covenantors in this Agreement or in any of the Shareholder Ancillary Documents;
     (c) any fraud, willful misconduct or bad faith of any of the Shareholders or the Covenantors in connection with this Agreement or the Shareholder Ancillary Documents;
     (d) any liability relating to, resulting from or arising out of: (i) claims made in pending or future suits, actions, investigations or other legal, governmental or administrative proceedings, including all matters set forth in Schedule 2.11; or (ii) claims based on actual or alleged violations of law as in effect on or prior to the Closing, breach of contract, employment practices or environmental, health and safety matters, in the case of each of clause (i) and (ii), arising out of or relating to events that occurred, conditions that existed, services performed, or the ownership or operation of any of the Companies or their businesses, on or prior to the Closing;
     (e) any liability relating to, resulting from or arising out of any Company Benefit Plan in respect of or relating to any period ending on or prior to the Closing Date;
     (f) any Closing Date Debt that is not included in the calculation of the Consideration as set forth on Schedule 1.3 hereto;
     (g) any liability of the Companies for: (i) any Taxes of any Company with respect to any Tax period or portion thereof ending on or before the Closing Date (or for any Tax period beginning before and ending after the Closing Date to the extent allocable (determined in a manner consistent with Section 4.9(b)) to the portion of such period beginning before and ending on the Closing Date except to the extent accrued in the Financial Statements or in the ordinary course of business through the date hereof, and (ii) any Taxes of the Companies or any of them arising in respect of the transactions contemplated by the Reorganization Plan that in the aggregate exceed $175,000; or
     (h) any liability of any of the Companies under any guarantee, indemnity or other security granted by any of the Companies for the benefit of any Related Party (other than one of the Companies).
The Losses of the Purchaser Indemnified Parties described in this Section 8.1 as to which the Purchaser Indemnified Parties are entitled to indemnification are hereinafter collectively referred to as the “Purchaser Losses.”

     8.2 Indemnification Obligations of the Purchaser and Quanta. Subject to the other terms of this Article 8, the Purchaser and Quanta, jointly and severally, will indemnify, defend and hold harmless the Shareholders and each of their respective agents and representatives and each of the heirs, executors, successors and permitted assigns of any of the foregoing (collectively, the “Shareholder Indemnified Parties”) from, against and in respect of any and all claims, liabilities, obligations, losses, costs, expenses, penalties, fines and judgments (at equity or at law) and damages whenever arising or incurred (including amounts paid in settlement, costs of investigation and reasonable attorneys’ fees and expenses) (collectively, “Losses”) arising out of, relating to or in connection with:
     (a) any breach or inaccuracy of any representation or warranty made by the Purchaser, Callco or Quanta in this Agreement or in any of the Purchaser Ancillary Documents, whether such breach or inaccuracy exists or is made on the Effective Date or as of the Closing Date;
     (b) any breach of any covenant, agreement or undertaking made by the Purchaser, Callco or Quanta in this Agreement or in any of the Purchaser Ancillary Documents;
     (c) any fraud, willful misconduct or bad faith of the Purchaser, Callco or Quanta in connection with this Agreement or the Purchaser Ancillary Documents;
     (d) the Closing Date Debt included in the calculation of the Consideration as set forth on Schedule 1.3 hereto; or
     (e) to the extent not covered by the indemnity obligations of the Shareholders in Section 8.1, any liability relating to, resulting from or arising out of events that occur, conditions that first exist, services performed or the operation of any of the Companies or their businesses following the Closing Date.
The Losses of the Shareholder Indemnified Parties described in this Section 8.2 as to which the Shareholder Indemnified Parties are entitled to indemnification are hereinafter collectively referred to as “Shareholder Losses.”
     8.3 Indemnification Procedure.
     (a) Promptly, but in no event later than thirty (30) days, after receipt by a Purchaser Indemnified Party or a Shareholder Indemnified Party (hereinafter collectively referred to as an “Indemnified Party”) of notice by a third party (including any Governmental Entity) of any Actions with respect to which such Indemnified Party may be entitled to receive payment hereunder for any Purchaser Losses or any Shareholder Losses (as the case may be), such Indemnified Party will notify the Purchaser and Quanta or the Shareholders, as the case may be (in such capacity, the Purchaser and Quanta or the Shareholders are hereinafter referred to as an “Indemnifying Party”), of any such Action; provided, however, that the failure to so notify the Indemnifying Party will relieve the Indemnifying Party from liability under this Agreement with respect to such Action only if, and only to the extent that, such failure to notify the Indemnifying Party results in the forfeiture by the Indemnifying Party of rights and defenses otherwise available to the Indemnifying Party with respect to such Action. Unless (i) the Indemnifying Party is also a party to such Action and the Indemnified Party’s counsel shall have advised the Indemnified Party that a conflict of interests exists that would make joint representation inappropriate or (ii) the Indemnifying Party fails to provide reasonable assurance to the Indemnified Party of its financial capacity to defend such Action, the Indemnifying Party will have the right, at its sole expense, upon written notice delivered to the Indemnified Party within ten calendar days after receiving such notice, to assume the defense of such Action with counsel selected by the Indemnifying Party and reasonably satisfactory to the Indemnified Party; provided that the Indemnifying Party shall have acknowledged in writing to the Indemnified Party its unqualified obligation to fully indemnify the Indemnified Party pursuant to this Article 8. In the event, however, that the Indemnifying Party (A) declines or fails to (1) assume the defense of the Action on the terms provided above, (2) provide reasonable assurance to the Indemnified Party of its financial capacity to defend such Action and provide indemnification with respect to such Action or (3) employ counsel reasonably satisfactory to the Indemnified Party, in any case within such ten-day period, or (B) the Indemnifying Party is also a party to such Action and the Indemnified Party’s counsel shall have advised the Indemnified Party that a conflict of interests exists that would make joint representation inappropriate, then such Indemnified Party may employ counsel to represent or defend it in any such Action and the Indemnifying Party will pay the reasonable fees and disbursements of such counsel as incurred; provided, however, that the Indemnifying Party will not be required to pay the fees and disbursements of more than one counsel for all Indemnified Parties in any jurisdiction in any single Action. In any Action with respect to which indemnification is being sought hereunder, the Indemnified Party or the Indemnifying Party, whichever is not assuming the defense of such Action, will have the right to participate in such matter and to retain its own counsel at such Party’s own expense. The Indemnifying Party or the Indemnified Party, as the case may be, will at all times use reasonable efforts to keep the Indemnified Party or the Indemnifying Party, as the case may be, reasonably apprised of the status of the defense of any Action the defense of which they are maintaining and to cooperate in good faith with each other with respect to the defense of any such Action.
     (b) No Indemnified Party may settle or compromise any claim or consent to the entry of any judgment with respect to which indemnification is being sought hereunder without the prior written consent of the Indemnifying Party, unless: (i) the Indemnifying Party fails to assume and maintain the defense of such claim pursuant to Section 8.3(a); or (ii) such settlement, compromise or consent includes an unconditional release of the Indemnifying Party from all liability arising out of such claim. An Indemnifying Party may not, without the prior written consent of the Indemnified Party, settle or compromise any claim or consent to the entry of any judgment with respect to which indemnification is being sought hereunder unless: (1) such settlement, compromise or consent includes an unconditional release of the Indemnified Party from all liability arising out of such claim; (2) does not contain any admission or statement suggesting any wrongdoing or liability on behalf of the Indemnified Party; and (3) does not contain any equitable order, judgment or term which in any manner affects, restrains or interferes with the business of the Indemnified Party or any of the Indemnified Party’s Affiliates.

     (c) A claim for indemnification by an Indemnified Party for any matter not involving an Action by a third party may be asserted by written notice to the Indemnifying Party from whom indemnification is sought. Such notice will specify in reasonable detail the basis for such claim. As promptly as possible after the Indemnified Party has given such notice, such Indemnified Party and the appropriate Indemnifying Party will establish the merits and amount of such claim (by mutual agreement, litigation, arbitration or otherwise) and, within five Business Days of the final determination of the merits and amount of such claim, the Indemnifying Party will pay to the Indemnified Party immediately available funds in an amount equal to such claim as determined hereunder.
     8.4 Claims Period. For purposes of this Agreement, a “Claims Period” shall be the period during which a claim for indemnification may be asserted under this Agreement by an Indemnified Party. The Claims Periods under this Agreement shall begin on the Closing Date and terminate as follows:
     (a) with respect to any Purchaser Losses arising (i) under Section 8.1(a) with respect to any breach or inaccuracy of any representation or warranty in Sections 2.1 (Organization), 2.2 (Authorization), 2.3 (Investments and Subsidiaries), 2.4 (Capitalization), 2.5 (Absence of Restrictions and Conflicts), 2.7 (Title to Personal Property; Related Matters), 2.21 (Transactions with Affiliates), and 2.29 (Brokers, Finders and Investment Bankers) (collectively, the “Surviving Representations”) or (ii) under any of Section 8.1(b) through and including Section 8.1(h) (collectively, the “Surviving Obligations”), the Claims Period shall continue indefinitely, except as limited by law (including by applicable statutes of limitation);
     (b) with respect to Purchaser Losses arising under Section 8.1(a) with respect to any breach or inaccuracy of any representation or warranty in Sections 2.14 (Tax Returns; Taxes), 2.16 (Company Benefit Plans) and 2.19 (Environmental, Health and Safety Matters), the Claims Period shall survive until 90 days following the expiration of the applicable statute of limitations;
     (c) with respect to Shareholder Losses arising under Section 8.2(b) or 8.2(c), the Claims Period shall continue indefinitely, except as limited by Applicable Law (including any applicable statutes of limitation); and
     (d) with respect to all other Purchaser Losses or Shareholder Losses arising under this Agreement, the Claims Period shall terminate on the date that is two years after the Closing Date.
Notwithstanding the foregoing, if, prior to the close of business on the last day of the applicable Claims Period, an Indemnifying Party shall have been properly notified of a claim for indemnity hereunder and such claim shall not have been finally resolved or disposed of at such date, such claim shall continue to survive and shall remain a basis for indemnity hereunder until such claim is finally resolved or disposed of in accordance with the terms hereof.

     8.5 Liability Limits.
     (a) Purchaser Basket. Notwithstanding anything to the contrary set forth herein, the Purchaser Indemnified Parties shall not make a claim against the Shareholders for indemnification under this Article 8 for Purchaser Losses unless and until the aggregate amount of such Purchaser Losses exceeds $400,000 (the “Purchaser Basket”) and then the recoverable Purchaser Losses shall be limited to those that exceed the Purchaser Basket; provided, however, that any claim for any breach of the Surviving Obligations, the Surviving Representations, the representations made in Sections 2.14 (Tax Returns; Taxes), 2.16 (Company Benefit Plans) and 2.24(a) (Accounts Receivable) and any claim based on any fraud, willful misconduct or bad faith of the Shareholders or Covenantors shall not be subject to the Purchaser Basket and shall not count against the Purchaser Basket. For purposes of calculating the amount of Purchaser Losses incurred in respect of the Purchaser Basket, any materiality qualifications in the representations and warranties shall be ignored.
     (b) Maximum Liability. Notwithstanding anything contained herein to the contrary, the aggregate indemnification obligations of the Shareholders and Covenantors under Section 8.1 shall be limited to an amount equal to the Purchase Price, provided that the liability of the Shareholders and Covenantors under Section 8.1(g) for any Taxes of any of the Companies arising in respect of the transactions contemplated by the Reorganization Plan shall not be subject to any limit.
     (c) Severance Liability. For greater certainty, it is agreed that the Purchaser shall not be entitled to seek indemnification from the Shareholders or Covenantors for all or a portion of any liability in a wrongful dismissal law suit, claim or administrative proceeding in respect of any employee who is terminated by any of the Companies after the Closing Date.
     8.6 Investigations. The respective representations and warranties of the Parties contained in this Agreement or in any certificate or other document delivered by any Party prior to the Closing and the rights to indemnification set forth in Article 8 will not be deemed waived or otherwise affected by any investigation made by a Party to this Agreement.
     8.7 Insurance Proceeds. The Purchaser Losses and Shareholder Losses giving rise to any indemnification obligation hereunder shall be reduced by any insurance proceeds or other payments actually received by the Indemnified Party in satisfaction of any such Losses. Any Indemnified Party that becomes aware of Losses for which it intends to seek indemnification hereunder shall use commercially reasonable efforts to collect any amounts to which it reasonably may be entitled under insurance policies; provided that such obligation shall not delay or otherwise affect the timing or collection of any indemnity claim hereunder from the other Party.
     8.8 Purchase Price Adjustment. Any payment of a claim of indemnification pursuant to this Article 8 shall be deemed to be an adjustment to the Purchase Price.

ARTICLE 9
QUANTA SECURITIES
     9.1 Compliance with Law. The Shareholders acknowledge that the Exchangeable Shares and the shares of Quanta Common Stock to be issued to the Shareholders in accordance with the rights and restrictions attached to the Exchangeable Shares, the Support Agreement or Voting and Exchange Rights Agreement (the “Quanta Exchange Stock” and collectively with the Exchangeable Shares, the “Restricted Shares”), will not be registered under the U.S. Securities Act of 1933, as amended, or any applicable Canadian securities laws (collectively, the “Securities Laws”) and therefore may not be resold without compliance with those Securities Laws. The Restricted Shares are being or will be acquired by the Shareholders solely for their own account, for investment purposes only, and with no present intention of distributing, selling or otherwise disposing of them in connection with a distribution. Each Shareholder covenants, warrants and represents that none of the Restricted Shares will be, directly or indirectly, offered, sold, assigned, pledged, hypothecated, transferred or otherwise disposed of except after full compliance with all of the applicable provisions of the Securities Laws and the rules and regulations of the SEC and any applicable Canadian regulatory authority. Certificates representing the Restricted Shares shall bear the following legend:
These securities have not been registered under the Securities Act of 1933, as amended, or any state securities laws. They may not be sold or offered for sale, pledged, hypothecated or otherwise transferred in the absence of an effective registration statement as to the securities under said Act and any applicable state securities law or unless the company has received an opinion of counsel satisfactory to the company that such registration is not required to effectuate such transaction.
     9.2 Economic Risk; Sophistication; Accredited Investors. Each Shareholder is able to bear the economic risk of an investment in the Restricted Shares and can afford to sustain a total loss of such investment. Each Shareholder has such knowledge and experience in financial and business matters that he is capable of evaluating the merits and risks of the proposed investment and therefore has the capacity to protect his own interests in connection with the acquisition of the Restricted Shares pursuant hereto. Each Shareholder represents to the Purchaser that he is an “accredited investor,” as that term is defined in Regulation D under the Securities Act. Each Shareholder represents that he or his representatives have had an adequate opportunity to ask questions and receive answers from the officers of the Purchaser and Quanta concerning, among other matters, the Purchaser, Quanta, their respective management, their plans for the operation of their businesses and potential additional acquisitions. Each Shareholder acknowledges that he or his representatives has obtained copies of Quanta’s 2009 Annual Report on Form 10-K as filed with the SEC on March 1, 2010, Quanta’s Proxy Statement for its 2010 Annual Meeting of Stockholders as filed with the SEC on April 19, 2010, Quanta’s first quarter 2010 Quarterly Report on Form 10-Q as filed with the SEC on May 10, 2010 and Quanta’s second quarter 2010 Quarterly Report on Form 10-Q as filed with the SEC on August 9, 2010, as amended on September 13, 2010 and represents that he has had an adequate opportunity to carefully review such materials and any other information concerning Quanta that he deems necessary or appropriate to evaluate the merits and risks of the proposed investment in Quanta Common Stock contemplated herein.

     9.3 Restriction on Sale or Other Transfer of Restricted Shares. Each of the Shareholders covenants, warrants and represents that for the applicable Lockup Period (as hereinafter defined) such Shareholder will not sell, pledge, gift or otherwise dispose of or engage in any put, call, short-sale, hedge, straddle or similar transactions intended to reduce such Shareholder’s risk of owning the Restricted Shares, and, after the applicable Lockup Period, the Restricted Shares may be offered, sold, assigned, pledged, hypothecated, transferred or otherwise disposed of directly or indirectly, only after full compliance with all of the applicable provisions of the Securities Laws. “Lock-Up Period” means, with respect to 50% of the Restricted Shares to be received by a Shareholder as contemplated by this Agreement, six months following the Closing Date, and with respect to the other 50% of the Restricted Shares to be received by a Shareholder as contemplated by this Agreement, eighteen months following the Closing Date. Certificates representing the Restricted Shares shall bear the following legend, which shall reflect the applicable Lockup Period, in addition to the legend under Section 9.1:
These securities are subject to a contractual restriction on transfer and may not be offered, sold, assigned, pledged, hypothecated, transferred or otherwise disposed of during the period of such contractual restriction without the prior written consent of Quanta Services, Inc.
     9.4 Insider Trading. The Shareholders, individually and on behalf of the Companies, acknowledge that they, as well as other personnel at the Companies, may become aware of “material nonpublic information” (as defined under applicable securities laws) regarding Quanta, and its Affiliates, including the transactions contemplated by this Agreement. The Shareholders understand, and will communicate to persons having knowledge of any such information, that applicable securities laws prohibit trading in securities of Quanta while in possession of material nonpublic information regarding this information and restrict the disclosure of such information to others.
     9.5 NYSE Listing; Removal of Legends. Prior to the end of the applicable Lockup Period, Quanta shall file a supplemental listing application with the NYSE to list the Quanta Exchange Stock for trading on the NYSE. Upon the expiration of the Lockup Period, Quanta agrees that, upon the request of any Shareholder who has received Quanta Exchange Stock as contemplated by this Agreement, Quanta will promptly cause new certificates without legends to be issued in exchange for the initially issued certificates representing the Quanta Exchange Stock so that the Quanta Exchange Stock may be sold in compliance with Rule 144 under the Securities Act without registration.
ARTICLE 10
MISCELLANEOUS PROVISIONS
     10.1 Notices. All notices, communications and deliveries under this Agreement will be made in writing signed by or on behalf of the Party making the same, will specify the Section under this Agreement pursuant to which it is given or being made, and will be delivered personally or by facsimile transmission or sent by registered or certified mail (return receipt requested) or by nationally recognized overnight courier (with evidence of delivery and postage and other fees prepaid) as follows:

If to Quanta, the Purchaser or Callco:
Quanta Services, Inc.
1360 Post Oak Blvd., Suite 2100
Houston, TX 77056
Attn: General Counsel
Facsimile No.: (713) 629-7639
If to the Shareholders or the Covenantors:
c/o Roderick C. Payne
Hustwick Hodgson & Payne
Barristers & Solicitors
600 Capital Place
9707 — 110 Street
Edmonton, AB T5K 2L9
Facsimile No.: (780) 482-6613
or to such other representative or at such other address or facsimile number of a Party as such Party may furnish to the other Parties in writing. Any such notice, communication or delivery will be deemed given or made (a) on the date of delivery if delivered in person, (b) on the first Business Day after delivery if sent by nationally recognized overnight service, (c) upon transmission by facsimile if transmission is confirmed or (d) on the fifth Business Day after it is mailed by registered or certified mail.
     10.2 Schedules and Exhibits. The Schedules and Exhibits to this Agreement are hereby incorporated into this Agreement and are hereby made a part of this Agreement as if set out in full in this Agreement.
     10.3 Assignment; Successors in Interest. No assignment or transfer by any Party of its rights and obligations under this Agreement will be made except with the prior written consent of the other Party to this Agreement; provided that the Purchaser or Callco shall, without the obligation to obtain the prior written consent of any Shareholder, be entitled to assign this Agreement or all or any part of its rights or obligations hereunder to any one (1) or more Affiliates of the Purchaser or Callco and, provided further, that the Purchaser or Callco (or any such Affiliate, if applicable) may pledge, assign and grant to the Purchaser’s or Callco’s (or such Affiliate’s) lenders, for the benefit of such lenders, a continuing security interest and lien on all of such Purchaser’s, Callco’s or such Affiliate’s right, title and interest in and to this Agreement and any and all related agreements, as security for the payment and performance of all obligations of the Purchaser, Callco or such Affiliate to such lenders by reason of borrowing or the guarantee of borrowing, or otherwise; provided, however, that no assignment permitted by this Section will relieve either Quanta, the Purchaser or Callco of its obligations under this Agreement. This Agreement will be binding upon and will inure to the benefit of the Parties and their successors and permitted assigns, and any reference to a Party will also be a reference to a successor or permitted assign.

     10.4 Number; Gender. Whenever the context so requires, the singular number will include the plural and the plural will include the singular, and the gender of any pronoun will include the other genders.
     10.5 Captions. The titles, captions and table of contents contained in this Agreement are inserted in this Agreement only as a matter of convenience and for reference and in no way define, limit, extend or describe the scope of this Agreement or the intent of any provision of this Agreement. Unless otherwise specified to the contrary, all references to Articles and Sections are references to Articles and Sections of this Agreement and all references to Schedules or Exhibits are references to Schedules and Exhibits, respectively, to this Agreement.
     10.6 Controlling Law; Amendment. This Agreement will be governed by and construed in accordance with the laws of the Province of Alberta without reference to its choice of law rules. This Agreement may not be amended, modified or supplemented except by written agreement of the Parties.
     10.7 Consent to Jurisdiction, Etc.; Waiver of Jury Trial. Each of the Parties hereby irrevocably consents and agrees that any action, suit or proceeding arising in connection with any disagreement, dispute, controversy or claim arising out of or relating to this Agreement or any related document (for purposes of this Section, a “Legal Dispute”) shall exclusively be brought in the courts of the Province of Alberta. The Parties agree that, after a Legal Dispute is before a court as specified in this Section 10.7 and during the pendency of such Legal Dispute before such court, all actions, suits or proceedings with respect to such Legal Dispute or any other Legal Dispute, including any counterclaim, cross-claim or interpleader, shall be subject to the exclusive jurisdiction of such court, except that in actions seeking to enforce any order of any judgment of such court, such jurisdiction shall be non-exclusive. Each of the Parties hereby waives, and agrees not to assert, as a defense in any Legal Dispute, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in such court or that its property is exempt or immune from execution, that the action, suit or proceeding is brought in an inconvenient forum or that the venue of the action, suit or proceeding is improper. Each Party hereto agrees that a final judgment in any action, suit or proceeding described in this Section 10.7 after the expiration of any period permitted for appeal and subject to any stay during appeal shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Applicable Laws. The Parties hereby waive irrevocably any and all rights to demand a trial by jury in connection with this Agreement, the transactions contemplated hereby or any document contemplated herein or otherwise related hereto.
     10.8 Recovery of Costs. In the event of any legal proceeding (whether at law or in equity) relating to this Agreement, if a court of competent jurisdiction determines that a Party has breached this Agreement, then that Party shall be liable and pay to the other Party any costs in connection with such proceeding and any appeal therefrom, including reasonable legal fees, and the other Party shall be entitled to pursue the recovery of all damages, losses and liabilities related to such breach.
     10.9 Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction will, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of this Agreement, and any such prohibition or unenforceability in any jurisdiction will not invalidate or render unenforceable such provision in any other jurisdiction. To the extent permitted by Applicable Laws, the Parties waive any provision of Applicable Laws which renders any such provision prohibited or unenforceable in any respect.
     10.10 Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute but one and the same instrument. Facsimile or scanned and emailed transmission of any signed original document or retransmission of any signed facsimile or scanned and emailed transmission will be deemed the same as delivery of an original. At the request of any Party, the Parties will confirm facsimile or scanned and emailed transmission by signing a duplicate original document.
     10.11 No Third Party Beneficiaries. Nothing expressed or implied in this Agreement is intended, or will be construed, to confer upon or give any Person other than the Parties, and their successors or permitted assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement, or result in such Person being deemed a third party beneficiary of this Agreement.
     10.12 Waiver. Any agreement on the part of a Party to any extension or waiver of any provision of this Agreement will be valid only if set forth in an instrument in writing signed on behalf of such Party. A waiver by a Party of the performance of any covenant, agreement, obligation, condition, representation or warranty will not be construed as a waiver of any other covenant, agreement, obligation, condition, representation or warranty. A waiver by any Party of the performance of any act will not constitute a waiver of the performance of any other act or an identical act required to be performed at a later time.
     10.13 Entire Agreement. This Agreement and the documents executed pursuant to this Agreement supersede all negotiations, agreements and understandings among the Parties with respect to the subject matter of this Agreement and constitute the entire agreement between the Parties.
     10.14 Cooperation Following the Closing. Following the Closing, each of the Parties shall deliver to the others such further information and documents and shall execute and deliver to the others such further instruments and agreements as the other Party shall reasonably request to consummate or confirm the transactions provided for in this Agreement, to accomplish the purpose of this Agreement or to assure to the other Party the benefits of this Agreement.
     10.15 Transaction Costs. Except as provided above or as otherwise expressly provided herein: (a) the Purchaser will pay its own fees, costs and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement, including the fees, costs and expenses of its financial advisors, accountants and counsel; and (b) the Shareholders will pay the fees, costs and expenses of the Shareholders and the Companies incurred in connection with this Agreement and the transactions contemplated by this Agreement (including any such fees, costs or expenses incurred in connection with any pre-closing restructuring or transactions undertaken in contemplation of the completion of the transactions contemplated hereby), including the fees, costs and expenses of their financial advisors, accountants and counsel.

     10.16 Shareholders’ Knowledge. As used in this Agreement, the term “Knowledge” with respect to the Shareholders shall mean: (a) the actual knowledge of any of the Shareholders after due inquiry with those who would reasonably be expected to be aware with respect to the matters at hand; and (b) facts that such individual would reasonably be expected to discover or otherwise become aware of in the performance of his or her duties, roles and responsibilities in the ordinary course of business.
     10.17 Business Day. As used in this Agreement, the term “Business Day” means any day except Saturday, Sunday or any day on which banks are generally not open for business in Vancouver, British Columbia, Houston, Texas or Edmonton, Alberta.
     10.18 Time of Essence. Time will be of the essence of this Agreement.
     10.19 Construction. This Agreement has been freely and fairly negotiated among the Parties. If an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the Parties and no presumption or burden of proof will arise favoring or disfavoring any Party because of the authorship of any provision of this Agreement. Any reference to any law will be deemed also to refer to such law as amended, modified, succeeded or supplemented from time to time and in effect at any given time, and all rules and regulations promulgated thereunder, unless the context requires otherwise. The words “include,” “includes,” and “including” do not limit the preceding terms or words and shall be deemed to be followed by “without limitation.” The term “or” has the inclusive meaning represented by the phrase “and/or.” The word “person” includes individuals, entities and Governmental Entities. Pronouns in masculine, feminine and neuter genders will be construed to include any other gender, and words in the singular form will be construed to include the plural and vice versa, unless the context otherwise requires. Unless the context otherwise requires, the terms “day” and “days” mean and refer to calendar day(s). The words “this Agreement,” “herein,” “hereof,” “hereby,” “hereunder,” and words of similar import refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited. Unless otherwise set forth herein, references in this Agreement to any document, instrument or agreement (including this Agreement) (a) includes and incorporates all exhibits, schedules and other attachments thereto, (b) includes all documents, instruments or agreements issued or executed in replacement thereof and (c) means such document, instrument or agreement, or replacement or predecessor thereto, as amended, modified or supplemented from time to time in accordance with its terms and in effect at any given time. The Parties intend that each representation, warranty and covenant contained herein will have independent significance. All references to “$” shall mean Canadian dollars unless otherwise indicated.
[Signature Page Follows]

     IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed, as of the date first above written.

QUANTA SERVICES EC CANADA LTD.
By:	/s/ James F. O’Neil III
James F. O’Neil III
President
QUANTA SERVICES CC CANADA LTD.
By:	/s/ James F. O’Neil III
James F. O’Neil III
President

QUANTA SERVICES, INC.
By:	/s/ Earl C. Austin, Jr.
Earl C. Austin, Jr.
President — Natural Gas & Pipeline Division

SHAREHOLDERS: VALARD HOLDINGS LTD.
By:	/s/ Victor Budzinski
Victor Budzinski
President

/s/ Victor Budzinski
VICTOR BUDZINSKI, Individually

/s/ Adam Budzinski
ADAM BUDZINSKI, Individually

/s/ Philip Seeley
PHILIP SEELEY, Individually

/s/ Paul McGinnis
PAUL MCGINNIS, Individually

COVENANTORS: 1428802 ALBERTA LTD.
By:	/s/ Victor Budzinski
President

BUDZINSKI FAMILY TRUST by its Trustee
By:	/s/ Victor Budzinski
Trustee